EXHIBIT 99

                               LOEWS CORPORATION
                                and SUBSIDIARIES

                      Consolidated Financial Statements as of
                   December 31, 1999 and 1998 and for Each of the
                 Three Years in the Period Ended December 31, 1999

                        Independent Auditors' Report

The Board of Directors and Shareholders of Loews Corporation:

We have audited the accompanying consolidated balance sheets of Loews Corporation and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Loews Corporation and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for liabilities related to insurance-related assessments and accounting for start-up costs in 1999.




/s/ Deloitte & Touche LLP
New York, New York
February 24, 2000

                                     1

Consolidated Balance Sheets


------------------------------------------------------------------------------
Assets:
------------------------------------------------------------------------------

December 31                                                  1999        1998
------------------------------------------------------------------------------
(Amounts in millions of dollars)


Investments (Notes 1, 2, 3 and 4):

 Fixed maturities, amortized cost of $28,637.7
  and $30,850.3                                         $27,924.4   $31,409.4
 Equity securities, cost of $1,870.2 and $1,624.7         4,023.5     2,380.7
 Other investments                                        1,367.3     1,123.0
 Short-term investments                                   7,317.8     7,792.1
------------------------------------------------------------------------------
Total investments                                        40,633.0    42,705.2
Cash                                                        183.9       287.4
Receivables-net (Notes 1 and 5)                          13,528.7    13,087.4
Property, plant and equipment-net (Notes 1 and 6)         2,952.7     2,848.3
Deferred income taxes (Note 8)                              773.9       872.6
Goodwill and other intangible assets-net (Note 1)           409.5       489.4
Other assets (Notes 1, 12, 14 and 17)                     3,943.3     3,064.1
Deferred policy acquisition costs of insurance
 subsidiaries (Note 1)                                    2,435.6     2,422.2
Separate Account business (Notes 1 and 3)                 4,603.1     5,202.8
------------------------------------------------------------------------------
Total assets                                            $69,463.7   $70,979.4
==============================================================================

See Notes to Consolidated Financial Statements.

                                     2

Consolidated Balance Sheets


------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:
------------------------------------------------------------------------------

December 31                                                  1999        1998
------------------------------------------------------------------------------
(Amounts in millions of dollars)


Insurance reserves (Notes 1 and 7):
 Claim and claim adjustment expense                     $27,355.9   $29,153.7
 Future policy benefits                                   5,995.8     5,352.0
 Unearned premiums                                        5,103.1     5,039.4
 Policyholders' funds                                       709.9       855.4
------------------------------------------------------------------------------
Total insurance reserves                                 39,164.7    40,400.5
Payable for securities purchased (Note 4)                   516.6     1,160.8
Securities sold under agreements to repurchase
 (Notes 1 and 2)                                          1,647.3       579.5
Long-term debt, less unamortized discount
 (Notes 3 and 9)                                          5,706.3     5,966.7
Other liabilities (Notes 1, 3 and 14)                     5,497.7     4,990.6
Separate Account business (Notes 1 and 3)                 4,603.1     5,202.8
------------------------------------------------------------------------------
Total liabilities                                        57,135.7    58,300.9
------------------------------------------------------------------------------

Minority interest                                         2,350.3     2,477.3
------------------------------------------------------------------------------

Commitments and contingent liabilities
 (Notes 1, 2, 4, 7, 8, 9, 10, 12, 13, 14, 17 and 18)

Shareholders' equity (Notes 1, 2, 9 and 11):
 Common stock, $1 par value:
  Authorized - 400,000,000 shares
  Issued and outstanding - 104,480,600 and
   112,582,300 shares                                       104.5       112.6
 Additional paid-in capital                                 150.7       162.3
 Earnings retained in the business                        8,705.9     9,033.5
 Accumulated other comprehensive income                   1,016.6       892.8
------------------------------------------------------------------------------
Total shareholders' equity                                9,977.7    10,201.2
------------------------------------------------------------------------------
Total liabilities and shareholders' equity              $69,463.7   $70,979.4
==============================================================================

                                     3

Consolidated Statements of Income


Year Ended December 31                           1999        1998        1997
------------------------------------------------------------------------------
(Amounts in millions, except per share data)

Revenues (Note 1):

Insurance premiums (Note 17)                $13,276.7   $13,530.1   $13,620.0
Investment income, net of expenses
 (Note 2)                                     2,332.5     2,408.3     2,442.0
Investment (losses) gains (Note 2)             (158.2)      135.7      (252.5)
Gains on issuance of subsidiaries'
 stock (Note 15)                                                        124.3
Manufactured products (including excise
 taxes of $512.6, $495.3 and $491.0)          4,125.3     2,936.6     2,514.4
Other                                         1,888.9     2,285.3     1,818.4
------------------------------------------------------------------------------
Total                                        21,465.2    21,296.0    20,266.6
------------------------------------------------------------------------------

Expenses (Note 1):

Insurance claims and policyholders'
 benefits (Notes 7 and 17)                   11,926.1    11,846.9    11,395.7
Amortization of deferred policy
 acquisition costs                            2,142.6     2,180.2     2,138.2
Cost of manufactured products sold
 (Note 18)                                    2,116.4     1,027.7     1,024.5
Other operating expenses                      3,981.6     4,215.6     3,592.8
Tobacco litigation settlements (Note 18)                    579.0       198.8
Interest                                        354.3       369.2       323.4
------------------------------------------------------------------------------
Total                                        20,521.0    20,218.6    18,673.4
------------------------------------------------------------------------------
                                                944.2     1,077.4     1,593.2
------------------------------------------------------------------------------

Income taxes (Note 8)                           305.5       354.5       495.3
Minority interest                               117.6       258.1       304.3
------------------------------------------------------------------------------
Total                                           423.1       612.6       799.6
------------------------------------------------------------------------------

Income before cumulative effect of changes
 in accounting principles                       521.1       464.8       793.6
Cumulative effect of changes in accounting
 principles-net (Note 1)                       (157.9)
------------------------------------------------------------------------------
Net income                                  $   363.2   $   464.8   $   793.6
==============================================================================

Net income per share (Note 11):
Income before cumulative effect of changes
 in accounting principles                   $    4.80   $    4.06   $    6.90
Cumulative effect of changes in accounting
 principles-net                                 (1.45)
------------------------------------------------------------------------------
Net income                                  $    3.35   $    4.06   $    6.90
==============================================================================

See Notes to Consolidated Financial Statements.

                                     4

Consolidated Statement of Shareholders' Equity


                                             Earnings   Accumulated
                                           Additional  Retained     Other       Common
                      Comprehensive Common   Paid-in    in the  Comprehensive Stock Held
                          Income     Stock   Capital   Business    Income    in Treasury   Total
------------------------------------------------------------------------------------------------
(Amounts in millions)


Balance, December 31,
 1996                               $115.0   $165.8    $8,216.8   $  233.6             $8,731.2
Comprehensive income:
 Net income            $  793.6                           793.6                           793.6
 Other comprehensive
  income (Note 11)        255.3                                      255.3                255.3
                       --------
 Comprehensive income  $1,048.9
                       ========
Dividends paid, $1.00
 per share                                               (115.0)                         (115.0)
------------------------------------------------------------------------------------------------
Balance, December 31,
 1997                                115.0    165.8     8,895.4      488.9              9,665.1
Comprehensive income:
 Net income            $  464.8                           464.8                           464.8
 Other comprehensive
  income (Note 11)        403.9                                      403.9                403.9
                       --------
 Comprehensive income  $  868.7
                       ========
Dividends paid, $1.00
 per share                                               (114.6)                         (114.6)
Purchases of common
 stock                                                                       $(218.0)    (218.0)
Retirement of treasury
 stock                                (2.4)    (3.5)     (212.1)               218.0
------------------------------------------------------------------------------------------------
Balance, December 31,
 1998                                112.6    162.3     9,033.5      892.8             10,201.2
Comprehensive income:
 Net income            $  363.2                           363.2                           363.2
 Other comprehensive
  income (Note 11)        123.8                                      123.8                123.8
                       --------
 Comprehensive income  $  487.0
                       ========
Dividends paid, $1.00
 per share                                               (108.9)                         (108.9)
Purchases of common
 stock                                                                        (601.6)    (601.6)
Retirement of treasury
 stock                                (8.1)   (11.6)     (581.9)               601.6
------------------------------------------------------------------------------------------------
Balance, December 31,
 1999                               $104.5   $150.7    $8,705.9   $1,016.6             $9,977.7
================================================================================================

See Notes to Consolidated Financial Statements.

                                     5

Consolidated Statements of Cash Flows


Year Ended December 31                           1999        1998        1997
------------------------------------------------------------------------------
(Amounts in millions)


Operating Activities:

Net income                                 $    363.2  $    464.8  $    793.6
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Cumulative effect of changes in
   accounting principles                        157.9
  Investment losses (gains)                     158.2      (135.7)      128.2
  Provision for minority interest               117.6       258.1       304.3
  Amortization of investments                   (97.3)     (217.3)     (115.2)
  Depreciation and amortization                 395.3       437.0       341.7
  Provision for deferred income taxes           153.5        51.8        59.3
Changes in assets and liabilities-net:
 Reinsurance receivables                     (1,128.5)     (837.5)      473.0
 Other receivables                              678.7      (122.9)     (209.7)
 Prepaid reinsurance premiums                (1,145.3)     (120.8)       93.5
 Deferred policy acquisition costs                1.2      (280.5)     (287.5)
 Insurance reserves and claims               (1,189.9)      586.3      (133.5)
 Other liabilities                              397.7       298.9      (485.5)
 Trading securities                            (759.0)     (545.7)     (682.4)
 Other-net                                      119.8       (72.7)      (36.0)
------------------------------------------------------------------------------

                                             (1,776.9)     (236.2)      243.8
------------------------------------------------------------------------------

Investing Activities:

Purchases of fixed maturities               (58,532.7)  (70,141.5)  (47,434.7)
Proceeds from sales of fixed maturities      57,211.8    66,429.6    43,997.0
Proceeds from maturities of fixed
 maturities                                   2,995.5     3,564.0     2,996.9
Purchases of equity securities               (1,575.4)   (1,072.6)   (1,332.3)
Proceeds from sales of equity securities      1,803.4       850.8     1,405.9
Purchases of property and equipment            (708.2)     (644.0)     (702.4)
Securities sold under agreements to
 repurchase                                   1,067.8       426.8      (395.5)
Change in short-term investments                303.4       786.6      (207.4)
Change in other investments                     182.4       192.9       390.5
------------------------------------------------------------------------------

                                              2,748.0       392.6    (1,282.0)
------------------------------------------------------------------------------

                                     6

Consolidated Statements of Cash Flows


Year Ended December 31                          1999        1998        1997
------------------------------------------------------------------------------
(Amounts in millions)

Financing Activities:

Dividends paid to shareholders             $  (108.9)  $  (114.6)  $  (115.0)
Dividends paid to minority interests           (40.1)      (40.7)      (16.0)
Purchases of treasury shares                  (601.6)     (218.0)
Purchases of treasury shares by
 subsidiaries                                             (191.1)
Principal payments on long-term debt          (478.1)     (861.9)     (271.4)
Issuance of long-term debt                     225.1     1,073.8     1,661.0
Change in short-term debt                                              (10.0)
Receipts credited to policyholders               7.0         6.2         6.6
Withdrawals of policyholder account
 balances                                      (78.0)      (20.5)      (24.9)
------------------------------------------------------------------------------

                                            (1,074.6)     (366.8)    1,230.3
------------------------------------------------------------------------------

Net change in cash                            (103.5)     (210.4)      192.1
Cash, beginning of year                        287.4       497.8       305.7
------------------------------------------------------------------------------

Cash, end of year                          $   183.9   $   287.4   $   497.8
==============================================================================

See Notes to Consolidated Financial Statements.

                                     7

Note 1. Summary of Significant Accounting Policies-

Principles of consolidation - The consolidated financial statements include all significant subsidiaries and all material intercompany accounts and transactions have been eliminated. Unless the context otherwise requires, the term "Company" means Loews Corporation and its consolidated subsidiaries. The equity method of accounting is used for investments in associated companies in which the Company generally has an interest of 20% to 50%.

Accounting estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. Actual results could differ from those estimates.

Accounting changes - Effective January 1, 1999, the Company adopted the AICPA's Accounting Standards Executive Committee Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," and SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 97-3 requires insurance companies to recognize liabilities for insurance-related assessments when an assessment has been imposed or it is probable that it will be imposed, when it can be reasonably estimated, and when the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements. The Company had previously accounted for these assessments as they were paid.

SOP 98-5 requires costs of start-up activities and organization costs, as defined, to be expensed as incurred. The Company had previously deferred recognition of these costs and amortized them over a period following the completion of the start-up activities. The Company does not expect the ongoing effect of adopting SOP 98-5 to have a material impact on its results of operations.

The pro forma effect of adoption on reported results for prior periods is not significant.

The cumulative effect of these accounting changes resulted in a charge as follows:


Accounting by Insurance and Other Enterprises for Insurance-
 Related Assessments (net of income taxes and minority interest
 of $95.4 and $26.5)                                                   $150.8
Costs of Start-Up Activities (net of income taxes of $3.8)                7.1
                                                                       ------
                                                                       $157.9
                                                                       ======

Investments - Investments in securities, which are held principally by insurance subsidiaries of CNA Financial Corporation ("CNA"), an 86.5% owned subsidiary, are carried as follows:

The Company classifies fixed maturity securities (bonds and redeemable preferred stocks) and equity securities held by insurance subsidiaries as available-for-sale, and are carried at fair value. Changes in fair value are recorded as a component of accumulated other comprehensive income in shareholders' equity, net of applicable deferred income taxes and participating policyholders' and minority interests. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, and amortization and accretion are included in investment income.

Equity securities in the parent company's investment portfolio are classified as trading securities in order to reflect the Company's investment philosophy. These investments are carried at fair value with the net unrealized gain or loss included in the income statement.

Derivative instruments are generally held for trading purposes and, as such, are marked to market. Changes in fair value are included in investment gains or losses in the income statement. Interest rate swaps which are used to manage the Company's exposure to variable rate long-term debt are not considered held for trading purposes. Such swaps are accounted for on an accrual basis and are included in the income statement as an adjustment to interest expense.

Short-term investments consist primarily of U.S. government securities, repurchase agreements and commercial paper. These investments are carried at fair value, which approximates amortized cost.

                                     8

All securities transactions are recorded on the trade date. The cost of securities sold is determined by the identified certificate method. Investments are written down to estimated fair values, and losses are charged to income when a decline in value is considered to be other than temporary.

Other invested assets consist primarily of investments in joint ventures, limited partnerships, certain derivative securities and other investments. The joint ventures and limited partnerships are carried at the Company's equity in the investees' net assets.

Securities sold under agreements to repurchase - The Company lends securities to unrelated parties, primarily major brokerage firms. Borrowers of these securities must deposit collateral with the Company equal to 100% of the fair value of these securities if the collateral is cash, or 102%, if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily U.S. government securities and commercial paper) and a liability is recognized for the obligation to return the collateral. The Company continues to receive the interest on loaned debt securities, as beneficial owner, and accordingly, loaned debt securities are included in fixed maturity securities.

Restricted investments - On December 30, 1993, CNA deposited $986.8 in an escrow account pursuant to the Fibreboard Global Settlement Agreement. The majority of the funds are included in short-term investments and are invested primarily in U.S. treasury securities. The escrow account amounted to $36.0 and $1,130.0 at December 31, 1999 and 1998, respectively. During 1999, CNA paid approximately $1,100.0 from escrow to the Fibreboard Trust, which was established to administer claims pursuant to the Trilateral Agreement as discussed in Note 18.

Insurance Operations - Premium revenues - Insurance premiums on property and casualty and accident and health insurance contracts are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Revenues on universal life-type contracts are comprised of contract charges and fees, which are recognized over the coverage period. Other life insurance premiums and annuities are recognized as revenue when due after deductions for ceded insurance premiums.

Claim and claim adjustment expense reserves - Claim and claim adjustment expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are not discounted and are based on (i) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations,
(ii) estimates of unreported losses, (iii) estimates of losses on assumed insurance, (iv) estimates of future expenses to be incurred in settlement of claims, and (v) estimates of claim recoveries, exclusive of reinsurance recoveries, which are reported as an asset. Management considers current conditions and trends as well as past company and industry experience in establishing these estimates. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance.

Claim and claim adjustment expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law and the ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves, and any adjustments to the previously established reserves are recognized in operating income in the period the need for such adjustments becomes apparent. See Note 7 for a further discussion of claim and claim adjustment expense reserves.

Structured settlements have been negotiated for claims on certain property and casualty insurance policies. Structured settlements are agreements to provide fixed periodic payments to claimants. Certain structured settlements are funded by annuities purchased from CNA's life insurance subsidiary for which the related annuity obligations are recorded in future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and claim adjustment expense reserves and carried at present values determined using interest rates ranging from 6.0% to 7.5%. At December 31, 1999 and 1998, the discounted reserves for unfunded structured settlements were $883.0 and $893.0, respectively (net of discounts of $1,483.0 and $1,511.0, respectively).

Workers' compensation lifetime claim reserves and accident and health disability claim reserves are calculated using mortality and morbidity assumptions based on CNA's and industry experience, and are discounted at interest rates allowed by insurance regulators that range from 3.5% to 6.0%. At December 31, 1999 and 1998,

                                     9

such discounted reserves totaled $2,174.0 and $2,277.0, respectively (net of discounts of $893.0 and $869.0, respectively).

Future policy benefits reserves - Reserves for traditional life insurance products (whole and term life products) are computed using the net level premium method, which incorporates actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions generally vary by plan, age at issue and policy duration and include a margin for adverse deviation. Interest rates range from 3.0% to 9.0%, and mortality, morbidity and withdrawal assumptions are based on CNA and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period. Reserves for universal life-type contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.5% to 7.3% for the three years ended December 31, 1999.

Involuntary risks - CNA's participation in involuntary risk pools is mandatory and generally a function of its proportionate share of the voluntary market, by line of insurance, in each state in which it does business. Effective January 1, 1999, in accordance with SOP 97-3, CNA records assessments for insolvencies when an assessment is probable and will be imposed, when it can be reasonably estimated, and when the event obligating the entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements. CNA had previously accounted for these assessments as they were paid.

Reinsurance - CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line and CNA's retained amount varies by type of coverage. Generally, property risks are reinsured on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. CNA's life reinsurance includes coinsurance, yearly renewable term and facultative programs.

Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves, and reported as a receivable in the Consolidated Balance Sheets.

Deferred policy acquisition costs - Costs of acquiring property and casualty insurance business, which vary with and are primarily related to the production of such business, are deferred and amortized ratably over the period the related premiums are recognized. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Anticipated investment income is considered in the determination of the recoverability of deferred policy acquisition costs.

Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing future policy benefits reserves. Acquisition costs on traditional life business are amortized over the assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of estimated gross profits over the products' assumed durations. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs, had those gains or losses actually been realized, an adjustment to deferred policy acquisition costs is recorded to unrealized investment gains or losses which are included in accumulated other comprehensive income and reported as a component of shareholders' equity.

Separate Account business - CNA's life insurance subsidiary, Continental Assurance Company ("CAC"), writes investment and annuity contracts. The supporting assets and liabilities of certain of these contracts are legally segregated and reported in the accompanying Consolidated Balance Sheets as assets and liabilities of Separate Account business. CAC guarantees principal and a specified return to the contract holders on approximately 53% and 64% of the Separate Account business at December 31, 1999 and 1998, respectively. Substantially all assets of the Separate Account business are carried at fair value. Separate Account liabilities are carried at contract values.

Statutory accounting practices - CNA's insurance subsidiaries are domiciled in various jurisdictions. These subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or otherwise permitted by their respective jurisdiction's insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations and general administrative rules. CNA has no material permitted accounting practices.

                                     10

Statutory capital and surplus - Combined statutory capital and surplus and net income, determined in accordance with accounting practices prescribed by the regulations and statutes of various insurance regulators, for property and casualty and life insurance subsidiaries, are as follows:


                                              Statutory Capital
                                                  and Surplus        Statutory Net Income (Loss)
                                            --------------------     ---------------------------
                                                   December 31         Year Ended December 31
                                            --------------------     ---------------------------
                                                 1999       1998       1999     1998       1997
----------------------------------------------------------------     ---------------------------

Property and casualty companies*             $8,679.0   $7,593.0     $361.0   $161.0   $1,043.0
Life insurance companies                      1,222.0    1,109.0       77.0    (57.0)      43.0

-------------------------------------------------------------------------------------------------

*Surplus includes property and casualty companies' ownership in life insurance subsidiaries.

Inventories-

Tobacco products - These inventories, aggregating $230.6 and $221.6 at December 31, 1999 and 1998, respectively, are stated at the lower of cost or market, using the last-in, first-out (LIFO) method and primarily consist of leaf tobacco. If the average cost method of accounting had been used for tobacco inventories instead of the LIFO method, such inventories would have been $212.6 and $215.5 higher at December 31, 1999 and 1998, respectively.

Watches and clocks - These inventories, aggregating $36.8 and $38.9 at December 31, 1999 and 1998, respectively, are stated at the lower of cost or market, using the first-in, first-out (FIFO) method.

Goodwill and other intangible assets - Goodwill, representing the excess of purchase price over fair value of the net assets of acquired entities, is generally amortized on a straight-line basis over the period of expected benefit of twenty years. Other intangible assets are amortized on a straight-line basis over their estimated economic lives. Accumulated amortization at December 31, 1999 and 1998 was $414.8 and $384.3, respectively. Amortization expense amounted to $30.5, $101.3 and $39.6 for the years ended December 31, 1999, 1998 and 1997, respectively. Intangible assets are periodically reviewed to determine whether an impairment in value has occurred.

Property, plant and equipment - Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the various classes of properties. Leaseholds and leasehold improvements are depreciated or amortized over the terms of the related leases (including optional renewal periods where appropriate) or the estimated lives of improvements, if less than the lease term.

The principal service lives used in computing provisions for depreciation are as follows:


                                                                         Years
                                                                         -----

Buildings and building equipment                                            40
Building fixtures                                                     10 to 20
Machinery and equipment                                                5 to 12
Hotel equipment                                                        4 to 12
Offshore drilling equipment                                           10 to 25

Impairment of long-lived assets - The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain intangibles, under certain circumstances, are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value less cost to sell.

Supplementary cash flow information - Cash payments made for interest on long-term debt, including capitalized interest and commitment fees, amounted to approximately $336.9, $322.0 and $325.1 for the years ended December 31, 1999, 1998 and 1997, respectively. Cash payments made for federal, foreign, state and local income taxes, net of refunds, amounted to approximately $205.2, $395.1 and $565.3 for the years ended December 31, 1999, 1998 and 1997, respectively. In 1999, CNA exchanged its interest in Canary Wharf Limited Partnership into the common stock of Canary Wharf valued at approximately $539.0.

Reclassification - Certain amounts applicable to prior periods have been reclassified to conform to the classifications followed in 1999.

                                     11

Note 2. Investments -


Year Ended December 31                           1999        1998        1997
------------------------------------------------------------------------------

Investment income consisted of:

Fixed maturity securities                    $1,814.8    $1,911.2    $1,905.6
Short-term investments                          362.4       404.7       457.6
Other                                           213.5       168.4       158.6
------------------------------------------------------------------------------
Total investment income                       2,390.7     2,484.3     2,521.8
Investment expenses                             (58.2)      (76.0)      (79.8)
------------------------------------------------------------------------------
Investment income-net                        $2,332.5    $2,408.3    $2,442.0
==============================================================================

Investment (losses) gains are as follows:

Trading securities:
  Derivative instruments (a)                 $ (385.1)   $ (285.3)   $ (618.7)
  Equity securities, including short
   positions (a)                                (47.0)     (251.4)     (299.0)
------------------------------------------------------------------------------
                                               (432.1)     (536.7)     (917.7)
Other than trading:
  Fixed maturities                             (313.1)      469.3       463.4
  Equity securities                             356.7        38.1       102.7
  Short-term investments                         19.5       (21.4)        7.1
  Other, including guaranteed Separate
   Account business                             210.8       186.4        92.0
------------------------------------------------------------------------------
Investment (losses) gains                      (158.2)      135.7      (252.5)
Gains on issuance of subsidiaries' stock                                124.3
------------------------------------------------------------------------------
                                               (158.2)      135.7      (128.2)
Income tax benefit (expense)                     49.1       (56.2)       43.2
Minority interest                               (27.5)      (67.0)      (74.9)
------------------------------------------------------------------------------
Investment (losses) gains-net                $ (136.6)   $   12.5    $ (159.9)
==============================================================================

(a) Includes losses on short sales, equity index futures and options aggregating $533.6, $584.3 and $936.6 for the years ended December 31, 1999, 1998 and 1997, respectively. In 1998, the Company started to reduce its exposure in certain positions. At December 31, 1999, the Company continued to maintain certain of these positions.

The carrying value of investments (other than equity securities) that did not produce income for the last twelve months is $54.0 at December 31, 1999.

Investment gains of $854.0, $1,448.4 and $837.6 and losses of $790.9, $962.4 and $264.4 were realized on securities available for sale for the years ended December 31, 1999, 1998 and 1997, respectively. Investment gains (losses) in 1999, 1998 and 1997 also include $306.4, $159.2 and $58.6 of net unrealized losses on equity securities in the Company's trading portfolio.

                                     12

The amortized cost and market values of securities are as follows:


                                                    Unrealized
                                      Amortized ------------------    Market
December 31, 1999                       Cost      Gains    Losses      Value
------------------------------------------------------------------------------

U.S. government and obligations of
 government agencies                 $ 9,105.7  $   14.3  $  138.6  $ 8,981.4
Asset-backed                           7,253.5      14.1     228.5    7,039.1
States, municipalities and political
 subdivisions-tax exempt               4,514.1      16.3     134.1    4,396.3
Corporate                              5,516.9      34.0     305.0    5,245.9
Other debt                             2,185.0      36.0      88.9    2,132.1
Redeemable preferred stocks               62.5      71.6       4.5      129.6
------------------------------------------------------------------------------
Total fixed maturities available
 for sale                             28,637.7     186.3     899.6   27,924.4
Equity securities available for sale   1,149.9   2,634.5     174.8    3,609.6
Equity securities, trading portfolio     720.3      41.8     348.2      413.9
Short-term investments available
 for sale                              7,318.5       1.3       2.0    7,317.8
------------------------------------------------------------------------------
                                     $37,826.4  $2,863.9  $1,424.6  $39,265.7
==============================================================================

December 31, 1998
------------------------------------------------------------------------------

U.S. government and obligations of
 government agencies                 $ 8,875.3  $  184.5  $   20.2  $ 9,039.6
Asset-backed                           8,095.8     129.8      11.7    8,213.9
States, municipalities and political
 subdivisions-tax exempt               6,126.7     205.9      11.6    6,321.0
Corporate                              5,105.7     135.7     144.7    5,096.7
Other debt                             2,610.5     103.7      70.0    2,644.2
Redeemable preferred stocks               36.3      60.5       2.8       94.0
------------------------------------------------------------------------------
Total fixed maturities available
 for sale                             30,850.3     820.1     261.0   31,409.4
Equity securities available for sale   1,054.9   1,051.2     136.0    1,970.1
Equity securities, trading portfolio     569.8      10.8     170.0      410.6
Short-term investments available
 for sale                              7,793.1        .2       1.2    7,792.1
------------------------------------------------------------------------------
                                     $40,268.1  $1,882.3  $  568.2  $41,582.2
==============================================================================

The amortized cost and market value of fixed maturities at December 31, 1999 and 1998 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.


                                              1999                  1998
                                     -----------------------------------------
                                      Amortized   Market   Amortized    Market
December 31                              Cost     Value       Cost      Value
------------------------------------------------------------------------------

Due in one year or less              $ 1,560.0 $ 1,546.3  $ 3,217.3 $ 3,322.8
Due after one year through
 five years                            7,039.4   6,907.5    6,412.3   6,430.4
Due after five years through
 ten years                             7,043.7   6,560.7    5,464.0   5,434.9
Due after ten years                    5,741.1   5,870.8    7,660.9   8,007.4
Asset-backed securities not due
 at a single maturity date             7,253.5   7,039.1    8,095.8   8,213.9
------------------------------------------------------------------------------
                                     $28,637.7 $27,924.4  $30,850.3 $31,409.4
==============================================================================

                                     13

The Company's largest equity holding (held by CNA) in a single issuer is Global Crossing, Ltd. ("Global Crossing") common stock. At December 31, 1999, the Company owned 36,400,000 shares, or 4.6% of the outstanding common stock of Global Crossing which was carried at $1,822.0. Unrealized gains associated with this security were approximately $1,764.0 at December 31, 1999. No other investments, other than investments in U.S. government securities, exceeded 10% of shareholders' equity.

In May 1999, Global Crossing entered into a transaction to merge Frontier Corporation ("Frontier") into a subsidiary of Global Crossing. As part of the Frontier merger agreement, certain shareholders of Global Crossing, including the Company, entered into a voting agreement to limit their sales of Global Crossing common stock to ensure that 51% of the outstanding shares of Global Crossing would vote in favor of the merger. A large proportion of those shareholders, including CNA, also agreed to suspend their rights under a shareholders' agreement and a registration rights agreement until the closing of the Frontier transaction. The voting agreement was amended on September 2, 1999 to continue the limitation on sales and to delay the exercise of those rights described in the previous sentence until the earlier of the termination of the Frontier transaction or six months after the closing of the Frontier transaction.

The Frontier merger closed on September 28, 1999. Beginning on March 28, 2000, CNA has the right to require Global Crossing to register up to 25% of CNA's holdings under the Securities Act of 1933 (the "Act"), and beginning on August 13, 2000, to require Global Crossing to register up to an additional 25% of CNA's holdings. CNA's holdings of Global Crossing were not acquired in a public offering, and may not be sold to the public unless the sale is registered or exempt from the registration requirements of the Act. Such exemptions will include sales pursuant to Rule 144 under the Act if such sales meet the requirements of the Rule. Subsequent to December 31, 1999, CNA entered into option agreements intended to hedge a substantial portion of the market risk associated with approximately half of its holdings of Global Crossing.

At December 31, 1999 and 1998, CNA maintained statutory deposits of cash and securities, with carrying values of $1,800.0 and $1,700.0, respectively, under requirements of regulatory authorities.

Note 3. Fair Value of Financial Instruments -


                                           1999                   1998
                                  --------------------------------------------
                                    Carrying Estimated     Carrying  Estimated
December 31                         Amount  Fair Value     Amount   Fair Value
------------------------------------------------------------------------------

Financial assets:
  Other investments                $ 1,365.0  $ 1,350.0  $ 1,118.2  $ 1,115.0
  Separate Account business:
    Fixed maturities securities      3,260.0    3,260.0    4,155.0    4,155.0
    Equity securities                  260.0      260.0      297.0      297.0
    Other                              493.0      493.0      216.0      216.0

Financial liabilities:
  Premium deposits and annuity
   contracts                         1,293.0    1,240.0    1,259.0    1,205.0
  Long-term debt                     5,664.7    5,292.0    5,921.3    5,792.0
  Financial guarantee contracts        111.0      100.0      240.0      231.0
  Separate Account business:
    Guaranteed investment contracts  1,516.0    1,518.0    2,423.0    2,478.0
    Variable Separate Accounts       1,505.0    1,505.0    1,268.0    1,268.0
    Deferred annuities                 117.0      125.0       85.0      102.0
    Other                              571.0      571.0      600.0      600.0
------------------------------------------------------------------------------

                                     14

In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by management's assumptions, including the discount rates and estimates of future cash flows. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The amounts reported in the Consolidated Balance Sheet for fixed maturities securities, equity securities, derivative instruments, short-term investments and securities sold under agreements to repurchase are at fair value. As such, these financial instruments are not shown in the table above. See Note 4 for the fair value of derivative instruments. Since the disclosure excludes certain financial instruments and nonfinancial instruments such as real estate and insurance reserves, the aggregate fair value amounts cannot be summed to determine the underlying economic value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Fixed maturity securities and equity securities were based on quoted market prices, where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or quoted market prices of comparable instruments.

Other investments consist of mortgage loans and notes receivable, policy loans, investments in limited partnerships and various miscellaneous assets. Valuation techniques to determine fair value of other investments and other Separate Account assets consisted of discounting cash flows and obtaining quoted market prices of the investments, comparable instruments, or underlying assets of the investments.

Premium deposits and annuity contracts were valued based on cash surrender values and the outstanding fund balances.

The fair value of the liability for financial guarantee contracts was based on discounted cash flows utilizing interest rates currently being offered for similar contracts.

The fair value of guaranteed investment contracts and deferred annuities of the Separate Accounts business was estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with similar maturities. The fair value of the liabilities for variable Separate Account business was based on the quoted market values of the underlying assets of each variable Separate Account. The fair value of other Separate Account business liabilities approximates carrying value because of their short-term nature.

Fair value of long-term debt was based on quoted market prices when available. The fair values for other long-term debt were based on quoted market prices of comparable instruments adjusted for differences between the quoted instruments and the instruments being valued or are estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

Note 4. Off-Balance-Sheet and Derivative Financial Instruments -

The Company enters into various transactions involving off-balance-sheet financial instruments through a variety of futures, swaps, options, forwards and other contracts (the "Contracts") as part of its investing activities. These Contracts are commonly referred to as derivative instruments since their underlying values may be linked to, among other things, interest rates, exchange rates, prices of securities and financial or commodity indexes. The Company uses these Contracts for a number of purposes, including: (i) for its asset and liability management activities; (ii) for income enhancements for its portfolio management strategy; and (iii) to benefit from anticipated future movements in the underlying markets that Company management expects to occur. If such movements do not occur or if the market moves in the opposite direction than what management expects, significant losses may occur. These Contracts also involve the risk of dealing with counterparties and their ability to meet the terms of the Contracts.

Exposure to market risk is managed and monitored by senior management. Senior management approves the overall investment strategy employed by the Company and has responsibility to ensure that the investment positions are consistent with that strategy and the level of risk acceptable to it. The Company may manage risk by buying and selling instruments or entering into offsetting positions.

                                     15

The notional amounts of derivative instruments shown in the following tables do not represent amounts exchanged in these transactions and, therefore, are not a measure of the exposure the Company has through its use of derivative instruments. In addition, notional amounts are presented gross and do not reflect the net effect of offsetting positions. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivative instruments.

The credit exposure associated with these instruments is generally limited to the positive market value of the instruments and will vary based on changes in market prices. The Company enters into these Contracts with large financial institutions and considers the risk of non-performance to be remote.

The Company's investments in derivative instruments are as follows:


                                                 Fair Value
                                              Asset (Liability)
                              Contractual/  ---------------------
                                 Notional             Average for   Recognized
December 31, 1999                  Value    Year-End   the Year    (Loss) Gain
------------------------------------------------------------------------------

Equity markets:
  Options purchased              $5,279.3      $188.9    $ 761.0      $(562.9)
  Options written                 1,097.1       (25.8)    (103.9)        42.1
  Index based futures-long          204.1                                72.3
  Index based futures-short          22.1                               (16.7)
Interest rate risk:
  Commitments to purchase
   government and municipal
   securities                       127.0        (1.0)        .1         (1.0)
  Interest rate caps                500.0         4.0        2.8          4.0
  Futures-long                      151.4                                (3.6)
  Futures-short                     560.1                                15.1
  Foreign currency forwards         591.0         9.0       10.8         21.0
Commodities:
  Oil:
    Swaps                             6.4          .2       (1.1)          .6
    Options                          33.0         (.7)     (14.3)          .4
    Energy purchase obligations                            (13.8)        10.3
  Gold:
    Options purchased               434.5        15.6       40.9          5.5
    Options written                 242.9        (5.2)     (14.1)         6.1
Other                                94.9         2.9       (9.6)        21.7
------------------------------------------------------------------------------
Total                            $9,343.8      $187.9    $ 658.8      $(385.1)
==============================================================================

                                     16


                                                 Fair Value
                                              Asset (Liability)
                              Contractual/  ---------------------
                                 Notional             Average for   Recognized
December 31, 1998                  Value    Year-End   the Year    (Loss) Gain
------------------------------------------------------------------------------

Equity markets:

  Options purchased              $3,950.4      $212.5    $1,206.6     $(289.4)
  Options written                 1,085.5       (39.7)      (97.9)       73.1
  S&P futures-long                  186.2                               155.2
  S&P futures-short                 241.3                              (202.8)
Commodities:
  Oil:
    Swaps                                                    (7.7)       (3.4)
    Energy purchase obligations      44.0       (16.9)      (12.4)       (7.0)
  Gold:
    Options purchased               423.9        17.5        30.8        (2.5)
    Options written                  62.0        (3.7)       (9.5)        4.5
Other                               408.6         1.0         3.7       (13.0)
------------------------------------------------------------------------------
Total                            $6,401.9      $170.7    $1,113.6     $(285.3)
==============================================================================

December 31, 1997
------------------------------------------------------------------------------

Equity markets:
  Options purchased              $2,272.0      $176.3    $1,072.3     $(336.2)
  Options written                   269.7       (18.8)     (134.1)       42.9
  S&P futures                     1,881.0                              (381.2)
Commodities:
  Oil:
    Swaps                            63.3        (2.4)       (3.2)      (18.8)
    Energy purchase obligations      44.0        (9.8)       (3.1)      (10.1)
  Gold:
    Options purchased               488.3        27.9        27.5        44.3
    Options written                  84.6        (4.2)       (2.0)        3.6
  Other                              67.5         5.0         9.6        21.4
Other                                                                    15.4
------------------------------------------------------------------------------
Total                            $5,170.4      $174.0      $967.0     $(618.7)
==============================================================================

CNA has entered into interest rate swap agreements to convert the variable rate of its borrowings under the bank credit facility and the commercial paper program to a fixed rate. Since these interest rate swaps are not held for trading purposes, they are not included in the preceding tables. At December 31, 1999 and 1998, the outstanding interest rate swap agreements had a total notional principal amount of $650.0 and $650.0, and a fair value liability of $10.0 at December 31, 1998. Those agreements, which terminate from May 2000 to December 2000, effectively fixed CNA's interest rate exposure on $650.0 of variable rate debt.

CNA also uses derivatives to mitigate the risk associated with its indexed group annuity contracts by purchasing S&P 500 futures contracts in a notional amount equal to the portion of the customer liability related to the S&P 500 exposure. Other than derivatives held in certain Separate Accounts, CNA generally does not hold or issue these instruments for trading purposes. The gross notional principal or contractual amounts of these instruments in the Separate Accounts were $1,627.0 and $1,193.0 at December 31, 1999 and 1998, respectively.

                                     17

The Company also enters into short sales as part of its portfolio management strategy. Short sales are commitments to sell a financial instrument not owned at the time of sale, usually done in anticipation of a price decline. These sales resulted in proceeds of $201.8 and $447.4 with fair value liabilities of $218.5 and $780.6 at December 31, 1999 and 1998, respectively. These positions are marked to market and investment gains or losses are included in the income statement.

Estimated fair values approximate carrying values and are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, quoted market prices of comparable instruments or present value models.

Through August 1, 1989, CNA's property and casualty operations wrote financial guarantee insurance in the form of surety bonds, and also insured equity policies. These bonds primarily represented industrial development bond guarantees and in the case of insured equity policies, typically extended in initial terms from ten to thirteen years. For these guarantees and policies, CNA received an advance premium which is non-refundable and is recognized over the exposure period and in proportion to the underlying risk insured.

At December 31, 1999 and 1998, gross exposure of financial guarantee surety bonds and insured equity policies was $352.0 and $507.0, respectively. The degree of risk to CNA related to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in improved real estate are also commonly obtained on the financial guarantee risks. Approximately 37% and 36% of the risks were ceded to reinsurers at December 31, 1999 and 1998, respectively. Total exposure, net of reinsurance, amounted to $222.0 and $323.0 at December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, collateral consisting of letters of credit, cash reserves and debt service reserves amounted to $62.0 and $38.0, respectively. Gross unearned premium reserves for financial guarantee contracts were $11.0 and $8.0 at December 31, 1999 and 1998, respectively. Gross claim and claim adjustment expense reserves totaled $100.0 and $232.0 at December 31, 1999 and 1998, respectively.

Note 5. Receivables-


December 31                                                  1999        1998
------------------------------------------------------------------------------

Reinsurance                                             $ 8,022.7   $ 6,894.2
Other insurance                                           4,482.6     5,198.4
Security sales                                              308.6       276.4
Accrued investment income                                   400.6       409.8
Other                                                       651.0       652.4
------------------------------------------------------------------------------
Total                                                    13,865.5    13,431.2
Less allowance for doubtful accounts and
 cash discounts                                             336.8       343.8
------------------------------------------------------------------------------
Receivables-net                                         $13,528.7   $13,087.4
==============================================================================

                                     18

Note 6. Property, Plant and Equipment -


December 31                                                  1999        1998
------------------------------------------------------------------------------

Land                                                     $  116.0    $  118.9
Buildings and building equipment                            770.4       798.6
Offshore drilling rigs and equipment                      2,360.1     2,017.8
Machinery and equipment                                   1,254.5     1,310.4
Leaseholds and leasehold improvements                       125.0       122.1
------------------------------------------------------------------------------
Total, at cost                                            4,626.0     4,367.8
Less accumulated depreciation and amortization            1,673.3     1,519.5
------------------------------------------------------------------------------
Property, plant and equipment-net                        $2,952.7    $2,848.3
==============================================================================

Depreciation and amortization expense, including amortization of intangibles, and capital expenditures, are as follows:


                               1999              1998              1997
------------------------------------------------------------------------------
                         Depr. &   Capital Depr. &  Capital  Depr. &  Capital
Year Ended December 31    Amort.   Expend.  Amort.  Expend.   Amort.  Expend.
------------------------------------------------------------------------------

CNA Financial             $199.5   $250.2   $261.1   $261.1   $187.4   $280.3
Lorillard                   23.9     20.7     22.4     20.1     21.0     34.4
Loews Hotels                19.8    110.1     16.3    131.3     17.7     15.7
Diamond Offshore           145.3    324.1    130.3    224.5    108.3    362.6
Bulova                        .7       .7       .7      4.3       .8       .6
Corporate                    6.1      2.4      6.2      2.7      6.5      8.8
------------------------------------------------------------------------------
Total                     $395.3   $708.2   $437.0   $644.0   $341.7   $702.4
==============================================================================

The Company sold two franchised properties in December 1999 and the Loews Monte Carlo Hotel in November 1998, with net book values of $9.0 and $26.7, respectively. Gains on these sales amounted to $85.1 and $14.7 ($52.0 and $8.4 after taxes) for the years ended December 31, 1999 and 1998, respectively.

                                     19

Note 7. Claim and Claim Adjustment Expense Reserves-

CNA's property and casualty insurance claim and claim adjustment expense reserves represent the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported, as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases, and various historical development patterns. Consideration is given to such historical patterns as field reserving trends, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these can affect the estimation of reserves.

Establishing loss reserves is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the reserve that is needed. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all impact ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably estimable than long-tail claims, such as general liability and professional liability claims.

The table below provides a reconciliation between beginning and ending claim and claim adjustment expense reserves for 1999, 1998 and 1997:

Year Ended December 31                           1999        1998        1997
------------------------------------------------------------------------------

Reserves at beginning of year:
  Gross                                     $28,317.0   $28,533.0   $29,357.0
  Ceded                                       5,424.0     5,326.0     5,660.0
------------------------------------------------------------------------------
Net reserves at beginning of year            22,893.0    23,207.0    23,697.0
Net reserves transferred under retroactive
 reinsurance agreements                      (1,024.0)
Net reserves of acquired insurance
 companies at date of acquisition                           122.0        57.0
------------------------------------------------------------------------------
Total net reserves                           21,869.0    23,329.0    23,754.0
------------------------------------------------------------------------------

Net incurred claims and claim adjustment
 expenses:
  Provision for insured events of current
   year                                       7,287.0     7,903.0     7,942.0
  Increase (decrease) in provision for
   insured events of prior years              1,027.0       263.0      (256.0)
  Amortization of discount                      139.0       143.0       143.0
------------------------------------------------------------------------------
Total net incurred                            8,453.0     8,309.0     7,829.0
------------------------------------------------------------------------------

Net payments attributable to:
  Current year events                         2,744.0     2,791.0     2,514.0
  Prior year events                           7,460.0     5,954.0     5,862.0
  Reinsurance recoverable against net
   reserves transferred under retroactive
   reinsurance agreements                      (240.0)
------------------------------------------------------------------------------
Total net payments                            9,964.0     8,745.0     8,376.0
------------------------------------------------------------------------------
Net reserves at end of year                  20,358.0    22,893.0    23,207.0
Ceded reserves at end of year                 6,273.0     5,424.0     5,326.0
------------------------------------------------------------------------------
Gross reserves at end of year (a)           $26,631.0   $28,317.0   $28,533.0
==============================================================================

(a) Excludes life claim and claim adjustment expense reserves and intercompany eliminations of $724.9, $836.7 and $986.8 as of December 31, 1999, 1998
    and 1997, respectively, included in the Consolidated Balance Sheets.

                                     20

The change in provision for insured events of prior years, favorable (adverse) reserve development, is comprised of the following components:


                                                   1999       1998       1997
------------------------------------------------------------------------------

Asbestos                                      $  (560.0)   $(243.0)   $(105.0)
Environmental Pollution
 and Other Mass Tort                               84.0     (227.0)
Other                                            (551.0)     207.0      361.0
------------------------------------------------------------------------------
Total                                         $(1,027.0)   $(263.0)   $ 256.0
==============================================================================

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration of abandoned toxic waste sites and formalize the concept of legal liability for clean-up and restoration by potentially responsible parties ("PRPs"). Superfund and the mini-Superfunds establish mechanisms to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency ("EPA") on its National Priorities List ("NPL"). The addition of new clean-up sites to the NPL has slowed in recent years. Many clean-up sites have been designated by state authorities as well.

Many policyholders have made claims against various CNA insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage that includes an absolute pollution exclusion. CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether clean-up costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress in 1999 and it is unclear as to what positions the Congress or the Administration will take in 2000 and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be significantly reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean-up statutes and regulations. There can be no meaningful prediction of regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

As of December 31, 1999 and 1998, CNA carried approximately $463.0 and $787.0, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverable, for reported and unreported environmental pollution and other mass tort claims. In 1999, CNA recorded $84.0 of favorable development compared to $227.0 of adverse development in 1998. The changes were based upon CNA's continuous review of these types of exposures, as well as its internal study and annual analysis of environmental pollution and other mass tort claims. The 1999 analysis indicated favorable results in the number of new claims being reported in the other mass tort area. The 1998 analysis indicated deterioration in claim experience related mainly to pollution claims.

CNA's insurance subsidiaries have exposure to asbestos claims, including those attributable to CNA's litigation with Fibreboard Corporation (see Note 18). Estimation of asbestos claim reserves involves many of the same limitations discussed above for environmental pollution claims such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers, missing policies and proof of coverage. As of December 31, 1999 and 1998, CNA carried

                                     21

approximately $684.0 and $1,456.0, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverable, for reported and unreported asbestos-related claims. In 1999, CNA recorded $560.0 of adverse development compared to $243.0 of adverse development in 1998. The reserve strengthening in 1999 for asbestos-related claims was a result of management's continuous review of development with respect to these exposures, as well as a review of the results of CNA's annual analysis of these claims which was completed in conjunction with the study of environmental pollution and other mass tort claims. This analysis indicated continued deterioration in claim counts for asbestos-related claims.

The results of operations in future years may continue to be adversely affected by environmental pollution and other mass tort, and asbestos claims and claim adjustment expenses. Management will continue to monitor these liabilities and make further adjustments as warranted.

The following table provides additional data related to CNA's environmental pollution, other mass tort and asbestos-related claim and claim adjustment expense reserves:


December 31                         1999                        1998
------------------------------------------------------------------------------

                         Environmental               Environmental
                         Pollution and               Pollution and
                        Other Mass Tort  Asbestos   Other Mass Tort  Asbestos
------------------------------------------------------------------------------

Gross reserves               $618.0      $ 946.0         $828.0      $1,547.0
Less ceded reserves          (155.0)      (262.0)         (41.0)        (91.0)
------------------------------------------------------------------------------
Net reserves                 $463.0      $ 684.0         $787.0      $1,456.0
==============================================================================

Other lines unfavorable claim and claim adjustment expense reserve development in 1999 of $551.0 was due to unfavorable loss development of approximately $540.0 for standard commercial lines, approximately $60.0 for medical malpractice, and approximately $70.0 for accident and health. These unfavorable changes were partially offset by favorable development of approximately $120.0 in non-medical professional liability and assumed reinsurance on older accident years. The unfavorable development in standard commercial lines was due to commercial automobile liability and workers' compensation losses being higher than expected in recent accident years. In addition, the number of claims reported for commercial multiple-peril liability claims from older accident years has not decreased as much as expected. The unfavorable development for medical malpractice was also due to losses being higher than expected for recent accident years. The accident and health unfavorable development is due to higher than expected claim reporting on assumed personal accident coverage in recent accident years.

Other lines favorable claim and claim adjustment expense reserve development for 1998 of $207.0 was due to favorable loss development of approximately $100.0 in commercial lines business and approximately $105.0 of favorable loss development in personal lines business. The favorable development in the commercial lines business was primarily attributable to improved frequency and severity in the commercial auto lines for older accident years, as well as some continued improvement in workers' compensation for older years. The favorable development in the personal lines business was attributable to improved trends, particularly in personal auto liability.

                                     22

Note 8. Income Taxes -


Year Ended December 31                                 1999     1998     1997
------------------------------------------------------------------------------

Income taxes:
  Federal:
    Current                                          $ 17.2   $195.0   $372.2
    Deferred                                          180.0     51.8     59.3
  State, city and other:
    Current                                           134.8    115.1     65.4
    Deferred                                          (26.5)    (7.4)    (1.6)
------------------------------------------------------------------------------
Total                                                $305.5   $354.5   $495.3
==============================================================================

Deferred tax assets (liabilities) are as follows:


December 31                                                   1999       1998
------------------------------------------------------------------------------

Insurance revenues:
  Property and casualty claim reserves                    $1,057.8   $1,183.1
  Unearned premium reserves                                  334.7      371.7
  Life reserve differences                                   213.4      194.7
  Others                                                      26.9       26.9
Deferred policy acquisition costs                           (777.9)    (748.2)
Employee benefits                                            239.2      218.9
Property, plant and equipment                               (228.5)    (184.5)
Investments                                                  (28.0)      80.2
Restructuring costs                                            9.7       55.9
Tobacco litigation settlements                               253.6       70.4
Unrealized appreciation                                     (629.0)    (533.4)
Net operating loss carryforwards                             137.1
Accrued assessments and guarantees (a)                        72.1
Other-net                                                     92.8      136.9
------------------------------------------------------------------------------
Deferred tax assets-net                                   $  773.9   $  872.6
==============================================================================

(a) Effective January 1, 1999, in accordance with SOP 97-3, the Company recorded a cumulative effect adjustment to reflect a change in accounting principles as discussed in Note 1. This adjustment increased deferred tax assets by $95.4. During 1999, changes in the accrual for insurance-related assessments reduced the associated deferred tax asset by $23.3.

Gross deferred tax assets amounted to $3,195.6 and $2,953.4 and liabilities amounted to $2,421.7 and $2,080.8 for the years ended December 31, 1999 and 1998, respectively.

                                     23

The Company has a history of profitability and as such, management believes it is more likely than not that the net deferred tax asset will be realized.

Total income tax expense for the years ended December 31, 1999, 1998 and 1997 was different than the amounts of $330.5, $377.1 and $557.6, computed by applying the statutory U.S. federal income tax rate of 35% to income before income taxes and minority interest for each of the years.

A reconciliation between the statutory federal income tax rate and the Company's effective income tax rate as a percentage of income before income taxes and minority interest is as follows:


Year Ended December 31                                     1999   1998   1997
------------------------------------------------------------------------------

Statutory rate                                               35%    35%    35%
(Decrease) increase in income tax rate resulting from:
  Exempt interest and dividends received deduction           (9)    (9)    (6)
  State and city income taxes and other                       6      7      2
------------------------------------------------------------------------------
Effective income tax rate                                    32%    33%    31%
==============================================================================

At December 31, 1999, the Company has net operating losses for federal income tax purposes of approximately $390.0 which expire in years 2018 through 2019.

The Company has entered into separate tax allocation agreements with Bulova and CNA, majority-owned subsidiaries in which its ownership exceeds 80% (the "Subsidiary"). Each agreement provides that the Company will (i) pay to the Subsidiary the amount, if any, by which the Company's consolidated federal income tax is reduced by virtue of inclusion of the Subsidiary in the Company's return, or (ii) be paid by the Subsidiary an amount, if any, equal to the federal income tax which would have been payable by the Subsidiary if it had filed a separate consolidated return.

Under these agreements, CNA will receive or has received approximately $288.0 and $83.0 for 1999 and 1998, respectively, and has paid the Company approximately $210.0 for 1997, and Bulova will pay or has paid the Company approximately $6.3, $5.6 and $2.6 for 1999, 1998 and 1997, respectively. Each agreement may be canceled by either of the parties upon thirty days' written notice.

The Company's federal income tax returns have been examined and settled through 1994 and the years 1995 through 1997 are currently under examination. While tax liabilities for subsequent years are subject to audit and final determination, in the opinion of management the amount accrued in the Consolidated Balance Sheet is believed to be adequate to cover any additional assessments which may be made by federal, state and local tax authorities and should not have a material effect on the financial condition or results of operations of the Company.

                                     24

Note 9. Long-Term Debt-



                                        Unamortized                  Current
December 31, 1999         Principal       Discount      Net         Maturities
------------------------------------------------------------------------------

Loews Corporation         $2,325.0        $ 36.4       $2,288.6
CNA                        2,897.6          16.2        2,881.4       $ 3.0
Diamond Offshore             400.0           3.7          396.3
Other                        140.0                        140.0         1.9
------------------------------------------------------------------------------
Total                     $5,762.6        $ 56.3       $5,706.3       $ 4.9
==============================================================================


December 31                                                                     1999      1998
------------------------------------------------------------------------------------------------

Loews Corporation (Parent Company):
  Senior:
    6.8% notes due 2006 (effective interest rate of 6.8%)
     (authorized, $300)                                                       $300.0    $300.0
    8.9% debentures due 2011 (effective interest rate of 9.0%)
     (authorized, $175)                                                        175.0     175.0
    7.6% notes due 2023 (effective interest rate of 7.8%)
     (authorized, $300) (a)                                                    300.0     300.0
    7.0% notes due 2023 (effective interest rate of 7.2%)
     (authorized, $400) (b)                                                    400.0     400.0
  Subordinated:
    3.1% exchangeable subordinated notes due 2007
     (effective interest rate of 3.4%)
     (authorized, $1,150) (c)                                                1,150.0   1,150.0
CNA Financial Corporation:
  Senior:
    6.3% notes due 2003 (effective interest rate of 6.4%)
     (authorized, $250)                                                        250.0     250.0
    7.3% notes due 2003 (effective interest rate of 7.8%)
     (authorized, $150)                                                        145.5     150.0
    6.5% notes due 2005 (effective interest rate of 6.6%)
     (authorized, $500)                                                        500.0     500.0
    6.8% notes due 2006 (effective interest rate of 6.8%)
     (authorized, $250)                                                        250.0     250.0
    6.5% notes due 2008 (effective interest rate of 6.6%)
     (authorized, $150)                                                        150.0     150.0
    6.6% notes due 2008 (effective interest rate of 6.7%)
     (authorized, $200)                                                        200.0     200.0
    8.4% notes due 2012 (effective interest rate of 8.6%)
     (authorized, $100)                                                         82.2     100.0
    7.0% notes due 2018 (effective interest rate of 7.1%)
     (authorized, $150)                                                        150.0     150.0
    7.3% debentures due 2023 (effective interest rate of 7.3%)
     (authorized, $250)                                                        250.0     250.0
    8.3% notes due 1999                                                                  100.0
  Commercial Paper (weighted average yield 6.5% and 5.9%)                      675.0     500.0
  Bank revolving credit due 2001 (effective interest rate
   of 6.7% and 5.5%)                                                            77.0     235.0
  Revolving credit facility due 2002 (effective interest
   rate 6.5% and 5.6%)                                                         100.0     113.0
  Mortgage notes at 11%, due 2013                                                        157.5
  Other senior debt (effective interest rates approximate 7.9% and 8.1%)        67.9      72.3
Diamond Offshore Drilling, Inc.:
  3.8% convertible subordinated notes due 2007 (effective interest
   rate of 3.9%) (authorized, $400)(d)                                         400.0     400.0
Other senior debt, principally mortgages (effective interest
 rates approximate 8.1% and 8.4%)                                              140.0     124.6
------------------------------------------------------------------------------------------------
                                                                             5,762.6   6,027.4
Less unamortized discount                                                       56.3      60.7
------------------------------------------------------------------------------------------------
Long-term debt, less unamortized discount                                   $5,706.3  $5,966.7
================================================================================================

                                     25

(a) Redeemable in whole or in part at June 1, 2003 at 103.8%, and decreasing percentages thereafter.
(b) Redeemable in whole or in part at October 15, 2003 at 102.4%, and decreasing percentages thereafter.
(c) The notes are exchangeable into 15.376 shares of Diamond Offshore's common stock per one thousand dollar principal amount of notes, at a price of $65.04 per share. Redeemable in whole or in part at September 15, 2002 at 101.6%, and decreasing percentages thereafter.
(d) The notes are convertible into 24.691 shares of Diamond Offshore's common stock per one thousand dollar principal amount of notes, at a price of $40.50 per share. Redeemable in whole or in part at February 22, 2001 at 102.1%, and decreasing percentages thereafter.

CNA maintains a $795.0 revolving credit facility that expires in May 2001. The amount available is reduced by CNA's outstanding commercial paper. As of December 31, 1999, there was $43.0 of unused borrowing capacity under the facility. The interest rate on the bank loans was based on the London Interbank Offered Rate ("LIBOR"), plus 16 basis points. Additionally, there was an annual facility fee of 9 basis points on the entire facility. The average interest rate on the bank loans under the credit facility, excluding fees, at December 31, 1999 and 1998 was 6.7% and 5.5%, respectively.

The weighted average interest rate on commercial paper was 6.5% and 5.9% at December 31, 1999 and 1998, respectively. Generally, commercial paper has a weighted average maturity of 40 days.

To offset the variable rate characteristics of the facility and the interest rate risk associated with periodically reissuing commercial paper, CNA is party to interest rate swap agreements with several banks, which have an aggregate notional principal amount of $650.0 at both December 31, 1999 and 1998, and terminate from May 2000 to December 2000. These agreements require CNA to pay interest at a fixed rate, averaging 6.1% at both December 31, 1999 and 1998, in exchange for the receipt of the three month LIBOR. The effect of the interest rate swaps was to increase interest expense by approximately $4.0, $2.0 and $4.0 for the years ended December 31, 1999, 1998 and 1997, respectively.

The combined weighted average cost of borrowings, including fees for the facility, commercial paper borrowings and interest rate swaps was 6.5% and 6.4% at December 31, 1999 and 1998, respectively.

On February 15, 2000, Standard & Poor's lowered CNA's senior debt rating from A- to BBB and lowered CNA's preferred stock rating from BBB to BB+. As a result of these actions the facility fee payable on the aggregate amount of the Facility was increased to 12.5 basis points per annum and the interest rate on the Facility was increased to LIBOR plus 27.5 basis points.

On April 15, 1999, CNA retired $100.0 of its 8.3%  senior notes.

On August 2, 1999, CNA repaid its $157.5 11.0% Secured Mortgage Notes, due June 30, 2013. The gain realized on the transaction was not significant.

The aggregate of long-term debt maturing in each of the next five years is approximately as follows: $4.9 in 2000, $761.9 in 2001, $119.5 in 2002,
$462.4 in 2003 and $7.4 in 2004.

Payment of dividends by insurance subsidiaries of CNA without prior regulatory approval is limited to certain formula-derived amounts. At December 31, 1999, approximately $4,791.5 of retained earnings was not available for dividends.

Note 10. Leases -

The Company's hotels in some instances are constructed on leased land. Other leases cover office facilities, computer and transportation equipment. Rent expense amounted to $94.0, $151.3 and $127.2 for the years ended December 31, 1999, 1998 and 1997, respectively. The table below presents the future minimum lease payments to be made under non-cancelable operating leases.


Year Ended December 31
------------------------------------------------------------------------------

2000                                                                   $165.0
2001                                                                    106.9
2002                                                                     93.8
2003                                                                     72.5
2004                                                                     49.8
Thereafter                                                              185.5
------------------------------------------------------------------------------
Total                                                                  $673.5
==============================================================================

                                     26

Note 11. Shareholders' Equity and Earnings Per Share -

In addition to its common stock, the Company has authorized 100,000,000 shares of preferred stock, $.10 par value. Earnings per share are based on the weighted average number of shares outstanding during each year (108,533,368, 114,539,080 and 115,000,000 for the years ended December 31, 1999, 1998 and
1997, respectively).

The components of accumulated other comprehensive income (loss) are as follows:


                                            Unrealized                             Accumulated
                                              Gains                     Minimum        Other
                                            (Losses) On     Foreign     Pension    Comprehensive
                                            Investments    Currency    Liability   Income (Loss)
------------------------------------------------------------------------------------------------

Balance, December 31, 1996                    $ 202.8      $   30.8                   $   233.6
  Unrealized holding gains, net of tax
   of $174.9                                    343.6                                     343.6
  Adjustment for items included in net
   income, net of tax of $67.2                 (102.7)                                   (102.7)
  Foreign currency translation adjustment,
   net of tax of $4.1                                          14.4                        14.4
------------------------------------------------------------------------------------------------
Balance, December 31, 1997                      443.7          45.2                       488.9
  Unrealized holding gains, net of tax of
   $323.0                                       509.8                                     509.8
  Foreign currency translation adjustment,
   net of tax of $.6                                            6.0                         6.0
  Adjustment for items included in net income,
   net of tax of $77.9 and $4.5                (114.7)          8.4                      (106.3)
  Minimum pension liability adjustment, net
   of tax of $3.1                                                         $ (5.6)          (5.6)
------------------------------------------------------------------------------------------------
Balance, December 31, 1998                      838.8          59.6         (5.6)         892.8
  Unrealized holding gains, net of tax
   of $250.8                                    381.1                                     381.1
  Adjustment for items included in net income,
   net of tax of $138.8                        (224.2)                                   (224.2)
  Foreign currency translation adjustment,
   net of tax of $.1                                          (35.1)                      (35.1)
  Minimum pension liability adjustment, net
   of tax of $1.1                                                            2.0            2.0
------------------------------------------------------------------------------------------------
Balance, December 31, 1999                    $ 995.7      $   24.5       $ (3.6)     $ 1,016.6
================================================================================================

                                     27

Note 12. Significant Transactions -

Personal Insurance Transaction

On October 1, 1999, certain subsidiaries of CNA completed a transaction with The Allstate Corporation ("Allstate"), whereby CNA's personal lines insurance business and related employees were transferred to Allstate. Approximately $1,100.0 of cash and $1,100.0 of additional assets (primarily premium receivables and deferred policy acquisition costs) were transferred to Allstate, and Allstate assumed $2,200.0 of claim and claim adjustment expense reserves. Additionally, CNA received $140.0 in cash which consisted of (i) $120.0 in ceding commission for the reinsurance of the CNA personal insurance business by Allstate, and (ii) $20.0 for an option exercisable during 2002 to purchase 100% of the common stock of five CNA insurance subsidiaries at a price equal to carrying value in accordance with generally accepted accounting principles as of the exercise date. Also, CNA invested $75.0 in a ten year equity-linked note issued by Allstate.

CNA will continue to write new and renewal personal insurance policies and to reinsure this business with Allstate companies, until such time as Allstate exercises its option to buy the five CNA subsidiaries. Prior to 2002, the Company will concentrate the direct writing of personal lines insurance business into the five optioned companies, such that most, if not all, business related to this transaction will be written by those companies by the date Allstate exercises its option. CNA continues to have primary liability on policies reinsured by Allstate.

CNA will continue to have an ongoing interest in the profitability of CNA's personal lines insurance business and the related successor business through an agreement licensing the "CNA Personal Insurance" trademark and a portion of CNA's Agency Market Operations distribution system to Allstate for use in Allstate's personal insurance agency business for a period of five years. Under this agreement, CNA will receive a royalty fee based on the business volume of personal insurance policies sold through the CNA agents for a period of six years. In addition, the $75.0 equity-linked note will be redeemed on September 30, 2009 (subject to earlier redemption on stated contingencies) for an amount equal to the face amount plus or minus an amount not exceeding $10.0, depending on the underwriting profitability of the CNA personal insurance business.

CNA also shares in any reserve development related to claim and claim adjustment expense reserves transferred to Allstate at the transaction date. Under the reserve development sharing agreement, 80% of any favorable or adverse reserve development up to $40.0 and 90% of any favorable or adverse reserve development in excess of $40.0 inure to CNA. CNA's obligation with respect to unallocated loss adjustment expense reserves was settled at the transaction date, and is therefore not subject to the reserve sharing arrangement.

The retroactive portion of the reinsurance transaction, consisting primarily of the transfer of claim and claim adjustment expense reserves approximating $1,000.0, was not recognized as reinsurance, because criteria for risk transfer was not met for this portion of the transaction. The related consideration paid was recorded as a deposit and is included in reinsurance receivables in the Consolidated Balance Sheets. The prospective portion of the transaction, which as of the transaction date consisted primarily of the cession of $1,100.0 of unearned premium reserves, has been recorded as reinsurance. The related consideration paid was recorded as prepaid reinsurance premiums. Premiums ceded after the transaction date will follow this same treatment. The $20.0 received from Allstate for the option to purchase the five CNA subsidiaries was deferred and will not be recognized until Allstate exercises its option, at which time it will be recorded in realized gains and losses.

CNA recognized an after tax realized loss of approximately $39.0 related to the transaction, consisting primarily of the accrual of lease obligations and the write-down of assets that related specifically to the Personal Insurance lines of business. The ceding commission related to the prospective portion of the transaction will be recognized in proportion to the recognition of the unearned premium reserve to which it relates. $51.0 of the ceding commission was earned in 1999. Royalty fees earned in 1999 were approximately $7.0.

                                     28

The Personal Insurance lines transferred to Allstate contributed net earned premiums of $1,354.0, $1,622.0 and $1,607.0 and pre-tax operating income of $89.0, $97.0 and $237.0 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively.

Sale of AMS Services, Inc.

On November 30, 1999, CNA sold the majority of its interest in AMS Services, Inc. ("AMS"), a software development company serving the insurance agency market. Prior to the sale, CNA owned 89% of AMS and consolidated AMS in its financial statements. As a result of the sale, CNA owns 9% of AMS and therefore AMS is no longer consolidated. CNA recognized an after tax gain of $21.0 on the sale. Total assets of AMS as of the sale date were approximately $135.0. CNA's share of AMS' operating results were $206.0, $264.0 and $216.0 of operating revenue and $8.0, $28.0 and $10.0 of operating losses, for the eleven months ended November 30, 1999 and the years ended December 31, 1998 and 1997, respectively.

Note 13. Restructuring and Other Related Charges -

CNA finalized and approved a restructuring plan (the "Plan") in August 1998. In connection with the Plan, CNA incurred various expenses that were recorded in the third and fourth quarters of 1998 and throughout 1999. These restructuring and other related charges primarily related to the following activities: planned reductions in the workforce; the consolidation of certain processing centers; the exiting of certain businesses and facilities; the termination of lease obligations; and the writeoff of certain assets related to these activities. The Plan contemplates a gross reduction in workforce of 4,500 employees, resulting in a planned net reduction of approximately 2,400 employees. As of December 31, 1999, CNA had completed essentially all aspects of the Plan.

CNA accrued $220.0 of these restructuring and other related charges in the third quarter of 1998 (the "Initial Accrual"). Other charges such as parallel processing costs, relocation costs, and retention bonuses, did not qualify for accrual under generally accepted accounting principles and have been charged to expense as incurred ("Period Costs"). CNA incurred Period Costs of $83.0 and $26.0 during 1999 and the fourth quarter of 1998, respectively.

CNA incurred restructuring and other related charges of $246.0 in 1998 that were comprised of the Initial Accrual and fourth quarter Period Costs, and which included the following: (i) costs and benefits related to planned employee terminations of $98.0, of which $53.0 related to severance and outplacement costs, $24.0 related to other employee transition related costs and $21.0 related to benefit plan curtailment costs; (ii) writedown of certain assets to their fair value of $74.0, of which $59.0 related to a writedown of an intangible asset, and $15.0 of abandoned leasehold improvements and other related fixed assets associated with leases that were terminated as part of the restructuring plan; (iii) lease termination costs of $42.0; and (iv) losses incurred on the exiting of certain businesses of $32.0.

The 1998 restructuring and other related charges incurred by Agency Market Operations were approximately $96.0. These charges included employee severance and outplacement costs of $43.0 related to the planned net reduction in the workforce of approximately 1,200 employees. Lease termination costs of approximately $29.0 were incurred in connection with the consolidation of four regional offices into two zone offices and a reduction of the number of claim processing offices from 24 to 8. The Agency Market Operations charges also included benefit plan curtailment costs of $12.0, parallel processing charges of $7.0 and $5.0 of fixed asset writedowns. Through December 31, 1998, approximately 364 Agency Market Operations employees, the majority of whom were loss adjusters and office support staff.

The 1999 Period Costs incurred by Agency Market Operations were approximately $60.0. These charges included employee related expenses (outplacement, retention bonuses and relocation costs) of $23.0, parallel processing costs of $16.0 and consulting expenses of $10.0. Other charges, including technology and facility charges, were approximately $15.0. Additionally, Agency Market Operations reduced its estimate for lease termination costs by $4.0 during 1999. During 1999, approximately 1,000 Agency Market Operations employees, the majority of whom were office support staff, were released.

The 1998 restructuring and other related charges incurred by Risk Management were approximately

                                     29

$88.0. These charges included lease termination costs associated with the consolidation of claim offices in 36 market territories of approximately $8.0. In addition, employee severance and outplacement costs relating to the planned net reduction in workforce of approximately 200 employees were approximately $10.0 and the writedown of fixed and intangible assets was approximately $64.0. Parallel processing and other charges were approximately $6.0. Through December 31, 1998, approximately 152 Risk Management employees had been released, the majority of whom were claims adjusters and office support staff.

The charges related to fixed and intangible assets were primarily due to a writedown of an intangible asset (goodwill) related to Alexsis, Inc., a wholly owned subsidiary acquired by CNA in 1995 that provided claims administration services for unrelated parties. As part of CNA's periodic reviews of asset recoverability and as a result of several adverse events, CNA concluded, based on an undiscounted cash flow analysis completed in the third quarter of 1998, that an impairment existed, and based on a discounted cash flow analysis, that a $59.0 writeoff was necessary. The adverse events contributing to this conclusion included operating losses from the business, the loss of several significant customers whose business volume with this operation constituted a large portion of the revenue base, and substantial changes in the overall market demand for the services offered by this operation which, in turn, had negative effects on the prospects for achieving the profitability levels necessary to recover the intangible asset.

The 1999 Period Costs incurred by Risk Management were approximately $10.0. These charges included employee related expenses of $3.0 and parallel processing charges of $3.0. Other charges, including consulting and facility charges, were approximately $7.0. Additionally, Risk Management reduced its estimate for lease termination costs by $2.0 and its estimate of employee severance costs by $1.0 during 1999. During 1999, approximately 136 Risk Management employees were released, the majority of whom were claims adjusters and office support staff.

The 1998 restructuring and other related charges incurred by Group Operations were approximately $39.0. These charges included approximately $29.0 of costs related to CNA's decision to exit the Employer Health and Affinity lines of business. These costs represent CNA's estimate of losses in connection with fulfilling the remaining obligations under contracts. Earned premiums for these lines of business were approximately $400.0 in 1998. The 1998 charges also included employee severance and outplacement costs of approximately $7.0 related to the planned net reduction in workforce of approximately 400 employees. Charges for lease termination costs and fixed asset writedowns were $3.0. Through December 31, 1998, approximately 56 Group Operations employees had been released. The majority of the released employees were claims adjusters and sales support staff.

The 1999 Period Costs incurred by Group Operations were approximately $5.0. These charges include $7.0 of employee severance and related charges. Additionally, Group Operations reduced its estimate for business exit costs by $2.0 during 1999. During 1999, approximately 300 Group Operations employees were released, the majority of whom were claims adjusters and sales support staff.

For the other segments of CNA, restructuring and other related charges were approximately $23.0 in 1998. Charges, related primarily to the closing of leased facilities, were $3.0 and employee severance and outplacement costs related to planned net reductions of 600 employees in the current workforce and benefit costs associated with those reductions were $13.0. In addition, there were charges of $4.0 related to the writedown of certain assets and $3.0 related to the exiting of certain businesses. Through December 31, 1998, approximately 270 employees of these other segments, most of whom were underwriters and office support staff, had been released.

For the other segments of CNA, Period Costs were approximately $8.0 for 1999. These charges were primarily for employee termination related costs. Through December 31, 1999, approximately 600 employees of these other segments, most of whom were underwriters and office support staff, had been released.

                                     30

The following table sets forth the major categories of the Initial Accrual and the activity in the accrual during 1998 and 1999:



                                        Employee
                                       Termination                  Lease
                                       and Related    Writedown  Termination  Business
                                      Benefit Costs   of Assets     Costs     Exit Costs  Total
------------------------------------------------------------------------------------------------

Initial Accrual                          $ 72.0        $ 74.0      $42.0       $ 32.0    $220.0
Payments charged against liability        (14.0)                                          (14.0)
Costs that did not require cash           (21.0)        (74.0)                            (95.0)
------------------------------------------------------------------------------------------------
Accrued costs at December 31, 1998         37.0                     42.0         32.0     111.0
 Payments charged against liability       (32.0)                    (9.0)       (15.0)    (56.0)
 Reduction in estimated costs              (1.0)                    (6.0)        (2.0)     (9.0)
------------------------------------------------------------------------------------------------
Accrued costs at December 31, 1999       $  4.0                    $27.0       $ 15.0    $ 46.0
================================================================================================

Note 14. Benefit Plans -

Pension Plans - The Company has several non-contributory defined benefit plans for eligible employees. The benefits for certain plans which cover salaried employees and certain union employees are based on formulas which include, among others, years of service and average pay. The benefits for one plan which covers union workers under various union contracts and certain salaried employees are based on years of service multiplied by a stated amount.

Effective January 1, 1998, one of the Company's retirement plans was converted to a cash balance plan. A cash balance plan is a form of non-contributory, defined benefit pension plan in which the value of each participant's benefit is expressed as a nominal cash balance account established in the name of such participant. The cash balance in each account is increased annually based on a specified percentage of annual earnings (based on the participant's age) and a specified interest rate (which is established annually for all participants).

The Company's funding policy is to make contributions in accordance with applicable government regulatory requirements. The assets of the plans are invested primarily in interest-bearing obligations and for one plan with an insurance subsidiary of CNA, in its Separate Account business.

Other Postretirement Benefit Plans - The Company has several postretirement benefit plans covering eligible employees and retirees. Participants generally become eligible after reaching age 55 with required years of service. Actual requirements for coverage vary by plan. Benefits for retirees who were covered by bargaining units vary by each unit and contract. Benefits for certain retirees are in the form of a Company health care account.

Benefits for retirees reaching age 65 are generally integrated with Medicare. Other retirees, based on plan provisions, must use Medicare as their primary coverage, with the Company reimbursing a portion of the unpaid amount; or are reimbursed for the Medicare Part B premium or have no Company coverage. The benefits provided by the Company are basically health and, for certain retirees, life insurance type benefits.

The Company does not fund any of these benefit plans and accrues postretirement benefits during the active service of those employees who would become eligible for such benefits when they retire.

In 1999, CNA recorded curtailment and other related charges of approximately $8.0 related to the transfer of personal lines insurance business to Allstate as discussed in Note 12. This transaction resulted in a reduction of the pension and postretirement benefit obligations of $44.0 and $2.0, respectively.

In 1999, CNA amended certain plans to change, among other things, early retirement eligibility and the level of employer contributions. These actions resulted in a

                                     31

reduction in pension and postretirement benefit obligations of approximately $10.0 and $48.0, respectively.

In 1998, CNA amended the Continental postretirement plan changing the benefits available to Continental retirees to be equivalent to the benefits available to CNA retirees. As a result of this amendment, CNA's postretirement benefit obligation was reduced by $99.0.

In 1998, CNA recorded curtailment charges of approximately $19.0 related to its restructuring activities as discussed in Note 13. These curtailments resulted in the reduction of the pension and postretirement benefit obligations of $88.0 and $34.0, respectively.

The weighted average rates used in the actuarial assumptions were:


                                 Pension Benefits                 Other Postretirement Benefits
                      ---------------------------------------  ---------------------------------
Year Ended December 31       1999          1998         1997           1999   1998         1997
------------------------------------------------------------------------------------------------

Discount rate         7.8% to 8.0%          6.8%  7.0% to 7.3% 7.8% to 8.0%   6.8%  7.0% to 7.3%
Expected return
 on plan assets       6.8% to 8.0%          7.0%          7.5%
Rate of compensation
 increase             5.5% to 5.7%  5.5% to 5.7%  5.5% to 5.7%
------------------------------------------------------------------------------------------------

Net periodic benefit cost components:

                                                               Other
                                 Pension Benefits      Postretirement Benefits
                               ----------------------  -----------------------

Year Ended December 31           1999    1998    1997    1999    1998    1997
------------------------------------------------------------------------------

Service cost-benefits earned  $  79.6 $  72.6 $  67.3  $ 14.8  $ 14.7   $14.5
Interest cost                   180.9   175.7   167.4    31.4    37.7    37.7
Expected return on plan assets (145.3) (141.9) (142.0)
Amortization of unrecognized
 net asset                        5.6     3.6      .6
Amortization of unrecognized
 net loss (gain)                 11.9     7.4     8.5    (3.4)   (5.9)   (4.4)
Amortization of unrecognized
 prior service cost               9.9    14.2    13.5   (14.3)   (5.0)     .7
Curtailment loss                  8.0    17.0                     2.0
------------------------------------------------------------------------------
Net periodic benefit cost     $ 150.6 $ 148.6 $ 115.3  $ 28.5  $ 43.5   $48.5
==============================================================================

For measurement purposes, a trend rate for covered costs from 8.0% to 9.0% pre-65 and 8.3% post-65, was used. These trend rates are expected to decrease gradually to an ultimate rate from 6.0% to 4.8% at rates from 0.5% to 0.3% per annum. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase (or decrease) in the assumed health care cost trend rate of 1% would increase (or decrease) the postretirement benefit obligation as of December 31, 1999 by $21.9 (or $20.2) and the total of service and interest cost components of net periodic postretirement benefit cost for 1999 by $3.0 (or $2.9).

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets were $1,940.2, $1,617.8 and $1,539.0, respectively, at December 31, 1999 and $2,323.3, $1,983.7 and $1,746.1, respectively, at
December 31, 1998.

                                     32

Savings Plans - The Company and its subsidiaries have several contributory savings plans which allow employees to make regular contributions based upon a percentage of their salary. Matching contributions are made up to specified percentages of employees' contributions. The contributions by the Company and its subsidiaries to these plans amounted to $33.6, $34.4 and $29.1 for the years ended December 31, 1999, 1998 and 1997, respectively.

The following provides a reconciliation of benefit obligations:


                                                         Other Postretirement
                                  Pension Benefits              Benefits
                                --------------------     ---------------------
                                     1999       1998           1999      1998
------------------------------------------------------------------------------

Change in benefit obligation:
Benefit obligation at
 January 1                       $2,677.4    $2,512.8       $ 465.8   $ 521.9
Service cost                         79.6        72.6          14.8      14.7
Interest cost                       180.9       175.7          31.4      37.7
Plan participants' contribution                                 7.4       8.6
Amendments                            (.4)         .5         (48.0)   (102.7)
Actuarial (gain) loss              (214.2)      142.1         (11.9)     64.2
Benefits paid from plan assets     (146.3)     (138.3)        (45.6)    (44.6)
Curtailment                         (44.0)      (88.0)         (2.0)    (34.0)
------------------------------------------------------------------------------
Benefit obligation at
 December 31                      2,533.0     2,677.4         411.9     465.8
------------------------------------------------------------------------------

Change in plan assets:
Fair value of plan assets
 at January 1                     2,107.8     1,966.1
Actual return on plan assets        (27.3)      161.9
Company contributions               170.7       118.1          38.2      36.0
Plan participants' contribution                                 7.4       8.6
Benefits paid from plan assets     (146.3)     (138.3)        (45.6)    (44.6)
------------------------------------------------------------------------------
Fair value of plan assets at
 December 31                      2,104.9     2,107.8
------------------------------------------------------------------------------

Benefit obligation over plan
 assets                            (428.1)     (569.6)       (411.9)   (465.8)
Unrecognized net actuarial
 loss                               257.7       360.6         (48.8)    (38.2)
Unrecognized prior service
 cost (benefit)                      67.4        82.7        (141.2)   (107.5)
Unrecognized net obligation           6.2        11.8
------------------------------------------------------------------------------
Accrued benefit cost             $  (96.8)   $ (114.5)      $(601.9)  $(611.5)
==============================================================================

Amounts recognized in the
 Consolidated Balance
 Sheets consist of:
Prepaid benefit cost             $   85.7    $   94.5
Accrued benefit liability          (188.3)     (218.0)      $(601.9)  $(611.5)
Intangible asset                       .2          .3
Accumulated other
 comprehensive income                 5.6         8.7
------------------------------------------------------------------------------
Net amount recognized            $  (96.8)   $ (114.5)      $(601.9)  $(611.5)
==============================================================================


                                     33

Note 15. Gains on Issuance of Subsidiaries' Stock -

In September 1997, a subsidiary of CNA merged with Capsure Holdings Corp. to form a new company, CNA Surety Corporation. CNA owns approximately 61% of the outstanding shares on a fully diluted basis. As a result of this transaction, the Company recognized a gain of $95.2 ($52.2 after provision for deferred taxes and minority interest) from issuance of its subsidiary's common stock.

In April 1997, Diamond Offshore Drilling, Inc., ("Diamond Offshore") completed a public offering of 2.5 million shares of its common stock for net proceeds of approximately $82.3. Diamond Offshore used these funds to acquire the Polyconfidence, a semisubmersible accommodation vessel for approximately $81.0. As a result of the public offering, the Company's ownership interest in Diamond Offshore declined to 50.3% and the Company recorded a pre-tax gain of approximately $29.1 ($18.9 after provision for deferred taxes).

Note 16. Quarterly Financial Data (Unaudited) -


1999 Quarter Ended                   Dec. 31   Sept. 30    June 30   March 31
------------------------------------------------------------------------------

Total revenues                      $4,859.2   $5,430.5   $5,670.6   $5,504.9
(Loss) income before cumulative
 effect of changes in accounting
 principles                           (207.8)     271.3      254.3      203.3
Per share                              (1.97)      2.52       2.33       1.82
Net (loss) income                     (207.8)     271.3      254.3       45.4
Per share                              (1.97)      2.52       2.33        .41

1998 Quarter Ended                   Dec. 31   Sept. 30    June 30   March 31
------------------------------------------------------------------------------

Total revenues                      $5,040.0   $5,992.7   $5,441.8   $4,821.5
Net (loss) income                     (315.8)     617.1      247.2      (83.7)
Per share                              (2.78)      5.38       2.15       (.73)
------------------------------------------------------------------------------

Note 17. Reinsurance -


The effects of reinsurance on earned premiums are as follows:

                                     Direct     Assumed    Ceded        Net
------------------------------------------------------------------------------

Year Ended December 31, 1999

Property and casualty              $ 9,158.0  $ 1,816.0  $ 2,199.0  $ 8,775.0
Accident and health                  3,725.0      198.0      397.0    3,526.0
Life                                 1,174.0      222.0      420.0      976.0
------------------------------------------------------------------------------
Total                              $14,057.0  $ 2,236.0  $ 3,016.0  $13,277.0
==============================================================================



                                     34


                                     Direct     Assumed    Ceded         Net
------------------------------------------------------------------------------

Year Ended December 31, 1998

Property and casualty              $ 8,327.0  $ 1,549.0  $   897.0  $ 8,979.0
Accident and health                  3,739.0      176.0      256.0    3,659.0
Life                                 1,014.0      159.0      281.0      892.0
------------------------------------------------------------------------------
Total                              $13,080.0  $ 1,884.0  $ 1,434.0  $13,530.0
==============================================================================

Year Ended December 31, 1997

Property and casualty              $ 8,528.0  $ 1,101.0  $   612.0  $ 9,017.0
Accident and health                  3,719.0      259.0      280.0    3,698.0
Life                                   908.0      128.0      131.0      905.0
------------------------------------------------------------------------------
Total                              $13,155.0   $1,488.0   $1,023.0  $13,620.0
==============================================================================

Written premiums were $12,290.0, $13,823.0 and $13,620.0 at December 31, 1999,
1998 and 1997, respectively. The ceding of insurance does not discharge the primary liability of CNA. CNA places reinsurance with carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claims settlement practices. Further, CNA generally requires collateral, primarily in the form of bank letters of credit, from carriers that are not authorized reinsurers in CNA's states of domicile. Such collateral was approximately $1,191.0 and $774.0 at December 31, 1999 and 1998, respectively. CNA's largest recoverables from reinsurers, including prepaid reinsurance premiums, were approximately $788.0 and $510.0 at December 31, 1999, and were with Allstate and Lloyds of London, respectively.

Insurance claims and policyholders' benefits are net of reinsurance recoveries of $3,272.0, $994.0 and $1,309.0 for the years ended December 31, 1999, 1998 and 1997, respectively.

In the above tables, life premiums are primarily from long duration contracts, property and casualty premiums, and accident and health premiums are primarily from short duration contracts.

Note 18. Legal Proceedings and Contingent Liabilities -

INSURANCE RELATED

Fibreboard Corporation Litigation - An agreement between Continental Casualty Company ("Casualty"), Pacific Indemnity and Fibreboard Corporation ("Fibreboard") (the "Trilateral Agreement") has obtained final court approval and its implementation has substantially resolved Casualty's exposure with respect to asbestos claims involving Fibreboard. The Trilateral Agreement calls for payment by Casualty and Pacific Indemnity of an aggregate $2,000.0, of which Casualty's portion is approximately $1,460.0, to Fibreboard to resolve (i) all claims by Fibreboard and (ii) all filed but unsettled asbestos claims as of August 23, 1993, and all future asbestos claims against Fibreboard. Casualty has paid all amounts required under this obligation of the Trilateral Agreement. Casualty is also obligated to pay asbestos claims settled as of August 23, 1993.

Through December 31, 1999, Casualty, Fibreboard and plaintiff attorneys had reached settlements with

                                     35

respect to approximately 133,000 claims, for an estimated settlement amount of approximately $1,630.0 plus any applicable interest. Approximately $1,720.0 (including interest of approximately $184.0) was paid by Casualty through December 31, 1999. Such payments have been partially recovered from Pacific Indemnity.

While there does exist the possibility of further adverse developments with respect to Fibreboard claims, management does not anticipate subsequent reserve adjustments, if any, to materially affect the equity of the Company. Management will continue to monitor the potential liabilities with respect to Fibreboard asbestos claims and will make adjustments to claim reserves if warranted.

TOBACCO LITIGATION - Three insurance subsidiaries of CNA are defendants in a lawsuit arising out of policies allegedly issued to Liggett Group, Inc. ("Liggett"). Although it did not issue policies to Liggett, CNA also has been named as a defendant in this lawsuit which was filed by Liggett and Brooke Group Holding Inc. in Delaware Superior Court, New Castle County on January 26, 2000. The lawsuit, which involves numerous insurers, concern coverage issues relating to hundreds of tobacco-related claims asserted against Liggett over the past twenty years. However, Liggett only began submitting claims for coverage under the policies in January 2000. All of the policies issued by subsidiaries of CNA that have been located to date contain exclusions for tobacco-related claims. Based on facts and circumstances currently known, management believes that the ultimate outcome of the pending litigations should not materially affect the financial condition of CNA.

IGI CONTINGENCY - In 1997, CNA Reinsurance Company Limited ("CNA Re Ltd.") entered into an arrangement with IOA Global, Ltd. ("IOA"), an independent managing general agent based in Philadelphia, Pennsylvania, to develop and manage a book of accident and health coverages. Pursuant to this arrangement, IGI Underwriting Agencies, Ltd. ("IGI"), a personal accident reinsurance managing general underwriter, was appointed to underwrite and market the book under the supervision of IOA. Over the past three years, IGI bound CNA Re Ltd. on a number of reinsurance arrangements with respect to personal accident insurance worldwide (the "IGI Program"). Under various arrangements CNA Re Ltd. both assumed risks as a reinsurer and also ceded a substantial portion of those risks to other companies, including other CNA insurance subsidiaries and ultimately a group of reinsurers participating in a reinsurance pool known as the Associated Accident and Health Reinsurance Underwriters ("AAHRU") Facility. CNA's Group Health business unit participated as a pool member in the AAHRU Facility in varying percentages over the past three years.

CNA has undertaken a review of the IGI Program and, among other things, has determined that approximately $20.0 of premium was assumed by CNA Re Ltd. with respect to United States workers' compensation "carve out" insurance. CNA is aware that a number of reinsurers with respect to such "carve out" insurance have disavowed their obligations under various legal theories. If one or more such companies are successful in avoiding or reducing their liabilities, then it is likely that CNA's liability will also be reduced. Moreover, based on information known at this time, CNA reasonably believes it has strong grounds for avoiding altogether a substantial portion of its carve out exposure through legal action.

As noted, CNA arranged substantial reinsurance protection to manage its exposures under the IGI Program. Although CNA believes it has valid and enforceable reinsurance contracts with the AAHRU Facility and other reinsurers with respect to United States workers' compensation carve out business, it is unable to predict to what extent such reinsurers would dispute their liabilities to CNA. Legal actions could result, and the resolution of any such actions could take years.

CNA has a reserve of $50.0 as of December 31, 1999 with respect to the United States workers' compensation carve out exposure it incurred through the IGI Program. These reserves were established net of estimated recoveries from retrocessionaires and the estimate of ultimate losses is subject to considerable uncertainty. As a result of these uncertainties, the results of operations in future years may be adversely affected by potentially significant reserve additions. Management does not believe that any such future reserve additions will be material to equity.

                                     36

TOBACCO RELATED

Lawsuits continue to be filed with increasing frequency against Lorillard and other manufacturers of tobacco products. Approximately 1,225 product liability cases are pending against U.S. cigarette manufacturers, including approximately 500 cases filed by flight attendants alleging injury from exposure to environmental tobacco smoke in the aircraft cabin. Of these 1,225 cases, Lorillard is a defendant in approximately 825, including each of the flight attendant cases filed and served to date.

Tobacco litigation includes various types of claims. In these actions, plaintiffs claim substantial compensatory, statutory and punitive damages, as well as equitable and injunctive relief, in amounts ranging into the billions of dollars. These claims are based on a number of legal theories including, among other things, theories of negligence, fraud, misrepresentation, strict liability, breach of warranty, enterprise liability, civil conspiracy, intentional infliction of harm, violation of consumer protection statutes, violation of anti-trust statutes, and failure to warn of the allegedly harmful and/or addictive nature of tobacco products.

Some cases have been brought by individual plaintiffs who allege cancer and/or other health effects claimed to have resulted from an individual's use of cigarettes, addiction to smoking, or exposure to environmental tobacco smoke ("Conventional Product Liability Cases"). Approximately 715 such actions are pending against Lorillard. In other cases, plaintiffs have brought claims as class actions on behalf of large numbers of individuals for damages allegedly caused by smoking ("Class Actions"). Approximately 40 such cases are pending against Lorillard. In some cases, plaintiffs are governmental entities or entities such as labor unions, private companies, Indian Tribes, or private citizens suing on behalf of taxpayers. Plaintiffs in these cases seek reimbursement of health care costs allegedly incurred as a result of smoking, as well as other alleged damages ("Reimbursement Cases"). Approximately 55 such cases are pending, including suits brought by the U.S. federal government and the governments of several foreign nations. There also are claims for contribution and/or indemnity in relation to asbestos claims filed by asbestos manufacturers or the insurers of asbestos manufacturers ("Claims for Contribution"). Approximately eight such actions are pending against Lorillard, and a ninth case has been served on some of the defendants but not Lorillard.

In addition to the above, claims have been brought against Lorillard seeking damages resulting from alleged exposure to asbestos fibers which were incorporated, for a limited period of time, ending more than forty years ago, into filter material used in one brand of cigarettes manufactured by Lorillard ("Filter Cases"); approximately 25 such actions are pending.

SETTLEMENT OF STATE REIMBURSEMENT LITIGATION

On November 23, 1998, Lorillard, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company (the "Original Participating Manufacturers") entered into a Master Settlement Agreement (the "Master Settlement Agreement") with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Northern Marianas (collectively, the "Settling States") to settle the asserted and unasserted health care cost recovery and certain other claims of those states. The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas, and Minnesota (together with the Master Settlement Agreement, the "State Settlement Agreements").

The Master Settlement Agreement is subject to final judicial approval in each of the Settling States. In the Company's opinion, final judicial approval has been achieved in each of the Settling States, and a condition known as "State-Specific Finality" has been achieved in 47 of the 52 Settling States. The Master Settlement Agreement provides that it is not an admission or concession or evidence of any liability or wrongdoing on the part of any party, and was entered into by the Original Participating Manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation.

Lorillard recorded pre-tax charges of $1,065.8, $579.0 and $198.8 for the years ended December 31, 1999, 1998 and 1997, respectively, to account for its obligations under the State Settlement Agreements. The 1998 and 1997 charges represent Lorillard's share of all fixed and determinable portions of its obligations under the tobacco settlements. For periods subsequent to December 31, 1998, Lorillard's portion of ongoing adjusted payments and legal fees is based on its share of

                                     37

domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of manufactured products sold as the related sales occur.

The State Settlement Agreements require that the domestic tobacco industry make annual payments in the following amounts, subject to adjustment for several factors, including inflation, market share and industry volume: 2000, $9,200.0; 2001, $9,900.0; 2002, $11,300.0; 2003, $10,900.0; 2004 through 2007,
$8,400.0; and thereafter, $9,400.0. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500.0, as well as additional amounts as follows: 2000, $416.0; and 2001 through 2003, $250.0. These payment obligations are the several and not joint obligations of each settling defendant.

The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and underage use laws, and other provisions.

The Original Participating Manufacturers have also, as part of the Master Settlement Agreement, committed to work cooperatively with the tobacco grower community to address concerns about the potential adverse economic impact on that community. On January 21, 1999, the Original Participating Manufacturers reached an agreement in principle to establish a $5,150.0 trust fund payable over 12 years to compensate the tobacco growing communities in 11 states. Payments to the trust fund are to be allocated among the Original Participating Manufacturers according to their relative market share of domestic cigarette shipments, except that Philip Morris will pay more than its market share in the first year of the agreement but will have its payment obligations reduced in years 11 and 12 to make up for the overpayment. Lorillard's payments under the agreement will total approximately $515.0. All payments will be adjusted for inflation, changes in the unit volume of domestic cigarette shipments, and for the effect of any new increases in state or federal excise taxes on tobacco products which benefits the growing community.

The Company believes that the State Settlement Agreements will materially adversely affect its cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in United States cigarette sales in the full price and discount segments, Lorillard's share of the domestic full price and discount cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements. Almost all domestic manufacturers have agreed to become subject to the terms of the Master Settlement Agreement.

CONVENTIONAL PRODUCT LIABILITY CASES- There are approximately 1,120 cases filed by individual plaintiffs against manufacturers of tobacco products pending in the United States federal and state courts in which individuals allege they or their decedents have been injured due to smoking cigarettes, due to exposure to environmental tobacco smoke, or due to nicotine dependence. Approximately 500 of the cases have been filed by flight attendants purportedly injured by their exposure to environmental tobacco smoke in the aircraft cabin. Lorillard is a defendant in approximately 715 of these cases, including each of the approximately 500 flight attendant cases. The Company is a defendant in eight of the cases filed by individuals, although five of them have not been served. The Company is not named as a defendant in any of the flight attendant cases served to date.

Plaintiffs in most of these cases seek unspecified amounts in compensatory and punitive damages.

During 1998 and 1999, a total of eight trials were held involving eleven cases filed by individual plaintiffs. Lorillard and the Company were defendants in one of the cases and Lorillard was a defendant in a second case. Juries returned verdicts in favor of the defendants in the cases tried against Lorillard and the Company. In the nine remaining cases, verdicts were returned in favor of the defendants in six of the matters. Juries found in plaintiffs' favor in the remaining three cases. In these three verdicts, juries awarded plaintiffs a total of $132.8 in actual damages and punitive damages. One of the three verdicts in favor of plaintiffs has been vacated on appeal. In the two remaining cases, the courts have reduced the verdicts to a total of $59.4. Appeals are pending in both of these actions. Trial is currently underway in one case brought by individuals. Neither the Company nor Lorillard is a defendant in that matter.

CLASS ACTIONS - There are 60 purported class actions pending against cigarette manufacturers and

                                     38

other defendants. Lorillard is a defendant in 40 of the 60 cases seeking class certification. The Company is a defendant in 12 of the purported class actions in which Lorillard is a defendant. Many of the purported class actions are in the pre-trial, discovery stage. Most of the suits seek class certification on behalf of residents of the states in which the cases have been filed, although some suits seek class certification on behalf of residents of multiple states. All but one of the purported class actions seek class certification on behalf of individuals who smoked cigarettes or were exposed to environmental tobacco smoke. One case seeks class certification on behalf of individuals who have paid insurance premiums to Blue Cross and Blue Shield organizations.

Theories of liability asserted in the purported class actions include a broad range of product liability theories, including those based on consumer protection statutes and fraud and misrepresentation. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in many of the cases seek medical monitoring. Plaintiffs in several of the purported class actions are represented by a well-funded and coordinated consortium of over 60 law firms from throughout the United States.

Trial began during July 1998 in the case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). The trial court has granted class certification on behalf of Florida residents and citizens, and survivors of such individuals, who suffered injury or have died from medical conditions allegedly caused by their addiction to cigarettes containing nicotine. Plaintiffs seek actual damages and punitive damages estimated to be in the billions of dollars. Plaintiffs also seek equitable relief including, but not limited to, a fund to enable Florida smokers' medical condition to be monitored for future health care costs, attorneys' fees and court costs.

The case is being tried in three phases. The first phase involved consideration of certain issues "common" to the members of the class and their asserted causes of action.

On July 7, 1999, the jury returned a verdict against defendants at the conclusion of the first phase. The jury found, among other things, that cigarette smoking is addictive and causes lung cancer and a variety of other diseases, that the defendants concealed information about the health risks of smoking, and that defendants' conduct "rose to a level that would permit a potential award or entitlement to punitive damages." The verdict permitted the trial to proceed to a second phase. The jury was not asked to award damages in the Phase One verdict.

Phase Two of the trial began on November 1, 1999 and is proceeding before the same jury which returned the verdict in Phase One. In the first part of Phase Two, the jury will determine issues of specific causation, reliance, affirmative defenses, and other individual-specific issues related to the claims of three named plaintiffs and their entitlement to damages, if any.

If the jury returns a verdict in favor of any of the three named plaintiffs and awards compensatory damages, then the trial would proceed to the second part of Phase Two, which would involve a determination of punitive damages. By order dated July 30, 1999 and supplemented on August 2, 1999 (together, the "order"), the trial judge amended the trial plan in respect to the manner of determining punitive damages. The order provides that the jury will determine punitive damages, if any, on a lump-sum dollar amount basis for the entire qualified class. The Third District of the Florida Court of Appeal rejected defendants' appeals from these rulings, and the Florida Supreme Court declined to review the orders at this time.

It is unclear how the order will be implemented. The August 2, 1999 order provides that the lump-sum punitive damage amount, if any, will be allocated equally to each class member and acknowledges that the actual size of the class will not be known until the last case has withstood appeal, i.e., the punitive damage amount, if any, determined for the entire qualified class, would be divided equally among those plaintiffs who are ultimately successful. The order does not address whether defendants would be required to pay the punitive damage award, if any, prior to a determination of claims of all class members, a process that could take years to conclude. Lorillard does not believe that an adverse class-wide punitive damage award in Phase Two would permit entry of a judgment at that time that would require the posting of a bond to stay its execution pending appeal or that any party would be entitled to execute on such a judgment in the absence of a bond. However, in a worst case scenario, it is possible that a judgment for punitive damages could be entered

                                     39

in an amount not capable of being bonded, resulting in an execution of the judgment before it could be set aside on appeal. Lorillard believes that such a result would be unconstitutional and would also violate Florida law. Lorillard intends to take all appropriate steps to seek to prevent this worst case scenario from occurring and believes these efforts should be successful.

Pursuant to the trial plan, Phase Three would address potentially hundreds of thousands of other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

Lorillard remains of the view that the Engle case should not have been certified as a class action. That certification is inconsistent with the overwhelming majority of federal and state court decisions which have held that mass smoking and health claims are inappropriate for class treatment. Lorillard intends to challenge the class certification, as well as other numerous reversible errors that it believes occurred during the trial to date, at the earliest time that an appeal of these issues is appropriate under Florida law. Lorillard believes that an appeal of these issues on the merits should prevail.

On October 10, 1997, the parties to Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Dade County, Florida, October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke, executed a settlement agreement which was approved by the court on February 3, 1998. Pursuant to the settlement agreement, among other things, Lorillard has agreed to pay approximately $30.0 to create and endow a research institute to study diseases associated with cigarette smoke. In addition, the settlement agreement permits the plaintiff class members to file individual suits, but they may not seek punitive damages for injuries that arose prior to January 15, 1997. To date, approximately 500 such suits have been filed and served on U.S. cigarette manufacturers, including Lorillard.

REIMBURSEMENT CASES - Suits brought by 46 state governments and six other governmental entities have been resolved or are expected to be resolved by the Master Settlement Agreement. In addition to these, approximately 55 other suits are pending, comprised of cases brought by the U.S. federal government, unions, Indian tribes, private companies and foreign governments filing suit in U.S. courts, in which plaintiffs seek recovery of funds expended by them to provide health care to individuals with injuries or other health effects allegedly caused by use of tobacco products or exposure to cigarette smoke. These cases are based on, among other things, equitable claims, including injunctive relief, indemnity, restitution, unjust enrichment and public nuisance, and claims based on antitrust laws and state consumer protection acts. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in many of the cases seek medical monitoring. Lorillard is named as a defendant in most such actions. The Company is named as a defendant in 13 of them, although two of the cases have not been served.

U.S. Federal Government Action - The federal government of the United States filed a reimbursement suit on September 22, 1999 in federal court in the District of Columbia against Lorillard, other U.S. cigarette manufacturers, some parent companies (but not the Company) and two trade associations. Plaintiff asserts claims under the Medical Care Recovery Act, the Medicare Secondary Payer provisions of the Social Security Act, and the Racketeer Influenced and Corrupt Organizations Act. The government alleges in the complaint that it has incurred costs of more than $20,000.0 annually in providing health care costs under certain federal programs, including Medicare, military and veterans' benefits programs, and the Federal Employee Health Benefits Program. The federal government seeks to recover an unspecified amount of health care costs, and various types of declaratory relief, including disgorgement, injunctive relief and declaratory relief that defendants are liable for the government's future costs of providing health care resulting from the defendants' alleged wrongful conduct. On December 27, 1999, defendants filed a motion to dismiss all claims.

State or Local Governmental Reimbursement Cases - The Master Settlement Agreement has resolved or is expected to resolve the cases filed by 46 state governments and six other governmental entities. Since January 1, 1997, cases brought by four state governments, Florida, Minnesota, Mississippi and Texas, were settled in separate agreements. Lorillard was a defendant in each of the 46 cases filed by state governments and in the six cases brought by other governmental

                                     40

entities, as well as in the four cases governed by the separate settlement agreements. Seven local governments also have filed suit against cigarette manufacturers, although the Master Settlement Agreement purportedly resolves those actions.

Private Citizens Reimbursement Cases - There are four suits pending in which plaintiffs are private citizens. In three of the cases, plaintiffs are private citizens who have filed suit on behalf of taxpayers of their respective states, although governmental entities filed reimbursement suits in the states. The Company is a defendant in two of the pending private citizen reimbursement cases. Lorillard is a defendant in each of the cases. Three of the cases are in the pre-trial, discovery stage. One of the matters is on appeal from a final judgment entered by the trial court in favor of the defendants.

Reimbursement Cases filed by Foreign Governments in U.S. Courts - Cases have been brought in U.S. courts by the nations of Bolivia, Ecuador, Guatemala, Nicaragua, Panama, Thailand, Venezuela and Ukraine, as well as by the Brazilian States of Goias, Rio de Janeiro and Sao Paolo. Lorillard is a defendant in the cases filed by Bolivia, Ecuador, Ukraine, Venezuela and the three Brazilian states. The Company is a defendant in the cases filed by Bolivia, Ukraine and Venezuela, as well as those filed by the three Brazilian states, although the Company has not received service of process of the cases filed by the State of Sao Paolo, Brazil, or Venezuela. None of the defendants have received service of process to date of the case filed by Ecuador. The suit filed by Thailand has been voluntarily dismissed by the plaintiffs. In 1977, Lorillard sold its major trademarks outside of the United States and the international sales business in cigarettes associated with those brands. Performance by Lorillard of obligations under the 1977 agreement was guaranteed by the Company. Lorillard and the Company have received notice from Brown & Williamson Tobacco Corporation, which claims to be a successor to the purchaser, that indemnity will be sought under certain indemnification provisions of the 1977 agreement with respect to suits brought by various of the foregoing foreign jurisdictions, concerning periods prior to June 1977 and during portions of 1978.

Reimbursement Cases by Indian Tribes - Indian Tribes have filed eleven reimbursement suits. Most of these cases have been filed in tribal courts. Four of the eleven cases have been dismissed. Lorillard is a defendant in each of the cases. The Company is not named as a defendant in any of the tribal suits filed to date. Each of the pending cases is in the pre-trial, discovery stage.

Reimbursement Cases Filed By Private Companies - Private companies have filed six reimbursement suits against cigarette manufacturers, two of such cases, brought by self insured employers, have been terminated. Three of the six suits filed to date have been brought by various Blue Cross and/or Blue Shield entities, while another case was brought by a health maintenance organization. The plaintiffs in two of the cases filed by Blue Cross entities have noticed appeals from orders by their trial courts that dismissed the cases. Lorillard has been named as a defendant in each of the six cases filed to date by private companies. The Company has not been named as a defendant in any of the actions filed to date by private companies. Two of the cases are in the pre-trial, discovery stage, and both are scheduled for trial during 2000.

Reimbursement Cases by Labor Unions - Approximately 30 reimbursement suits are pending in various federal or state courts in which the plaintiffs are labor unions, their trustees or their trust funds. Lorillard is a defendant in each of these suits. The Company is named as a defendant in three of them. Nine of the approximately 30 cases are on appeal from final judgments entered in defendants' favor by the trial courts. The Second, Third, Fifth, Seventh and Ninth Circuit Courts of Appeal have affirmed various rulings entered by trial courts that dismissed several of the labor union actions, and the U.S. Supreme Court has denied petitions for writ of certiorari that sought review of some of these decisions. Each of the remaining cases is in the pre-trial, discovery stage. Trial is scheduled to be held during 2000 in one of the cases.

On March 18, 1999, the jury in Iron Workers Local Union No. 17 Insurance Fund, et al. v. Philip Morris, Inc., et al. (U.S. District Court, Northern District, Ohio, Eastern Division, filed May 20, 1997) returned a verdict in favor of the defendants, which included Lorillard, on all counts of plaintiffs' complaint. The trial was the first against cigarette manufacturers in a case filed by union trust funds. During pre-trial proceedings, the court granted plaintiffs' motion for class certification on behalf of funds in Ohio established under the Taft-Hartley Act. Plaintiffs have voluntarily dismissed

                                     41

the appeal they noticed following the verdict.

In addition to the reimbursement cases, some suits have been filed contesting the Master Settlement Agreement. Certain other actions have been filed in which plaintiffs seek to intervene in cases governed by the Master Settlement Agreement in order to achieve a different distribution of the funds allocated by the Master Settlement Agreement to the respective states.

CONTRIBUTION CLAIMS - In addition to the foregoing cases, nine cases are pending in which private companies seek recovery of funds expended by them to individuals whose asbestos disease or illness was alleged to have been caused in whole or in part by smoking-related illnesses. Lorillard is named as a defendant in each action, although it has not received service of process of one of them. The Company is named as a defendant in four of the cases, although it has not received service of process of one of the actions. Each of these cases is in the pre-trial, discovery stage. Trial is scheduled to be held during 2000 in three of the cases.

FILTER CASES - A number of cases have been filed against Lorillard seeking damages for cancer and other health effects claimed to have resulted from exposure to asbestos fibers which were incorporated, for a limited period of time, ending more than forty years ago, into the filter material used in one of the brands of cigarettes manufactured by Lorillard. Approximately 25 such cases are pending in federal and state courts. Allegations of liability include negligence, strict liability, fraud, misrepresentation and breach of warranty. Plaintiffs in most of these cases seek unspecified amounts in compensatory and punitive damages. Trials have been held in 13 such cases. Two such trials were held in 1999 and one trial was held in 2000. Juries have returned verdicts in favor of Lorillard in 10 of the 13 trials. Three verdicts have been returned in plaintiffs' favor, including in one of the cases tried during 1999. In the 1999 trial, plaintiffs were awarded $2.2 in actual damages. Lorillard has noticed an appeal from this verdict.

CALIFORNIA BUSINESS AND PROFESSIONS CODE CASES - Two California cities, Los Angeles and San Jose, suing on behalf of the People of the State of California, have filed suits alleging cigarette manufacturers, including Lorillard, have violated a California statute, commonly known as "Proposition 65," by failing to warn California residents of the health risks of environmental tobacco smoke. Plaintiffs in both suits further allege defendants violated certain provisions of the California Business and Professions Code. Two other cases that make similar allegations against manufacturers of other types of tobacco products have been filed. The four suits have been transferred to a coordinated proceeding in the Superior Court of San Diego County, California. The court has entered an order dismissing the "Proposition 65" claims but certain causes of action remain pending. The four cases are set for trial on June 2, 2000.

OTHER TOBACCO-RELATED LITIGATION

Antitrust Cases

Wholesalers and Direct Purchasers Suits - Lorillard and other domestic and international cigarette manufacturers and their parent companies, including the Company, have been named as defendants in four separate federal court actions brought by tobacco product wholesalers for violations of U.S. antitrust laws and international law. The complaints allege that defendants conspired to fix the price of cigarettes to wholesalers since 1988 in violation of the Sherman Act. The action seeks certification of a class including all domestic and international wholesalers similarly affected by such alleged conduct, and seeks damages, injunctive relief and attorneys' fees.

Twenty-five suits in various state courts have also been filed alleging violations of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. Approximately 18 states permit such suits.

Tobacco Growers Case - A purported class action on behalf of tobacco growers and quota holders has been filed against the major U.S. cigarette manufacturers, their parent companies (including the Company) and other affiliated entities in which the plaintiffs allege the defendants conspired through the Master Settlement Agreement and other related activities to displace the tobacco quota and price support system that is administered by the federal government; that the defendants misled plaintiffs into supporting their legislative and settlement positions; and that the defendants violated their fiduciary obligation to represent plaintiffs' interests.

DEFENSES - Lorillard believes that it has a number of defenses to pending cases and Lorillard will continue to maintain a vigorous defense in all such litigation. These defenses, where applicable, include, among others, pre-

                                     42

emption, statutes of limitations or repose, assumption of the risk, comparative fault, the lack of proximate causation, the lack of any defect in the product alleged by a plaintiff, defenses based upon the Master Settlement Agreement and defenses available under general antitrust law. Lorillard believes that some or all of these defenses may, in many of the pending or anticipated cases, be found by a jury or court to bar recovery by a plaintiff. Application of various defenses are likely to be the subject of further legal proceedings in the litigation.

                                   * * * *

While Lorillard intends to defend vigorously all smoking and health related litigation which may be brought against it, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably.

Many of the recent developments in relation to smoking and health discussed above have received wide-spread media attention including the release of industry documents. These developments may reflect adversely on the tobacco industry and could have adverse effects on the ability of Lorillard and other cigarette manufacturers to prevail in smoking and health litigation.

Except for the impact of the State Settlement Agreements as described above, management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an unfavorable outcome of certain pending litigation.

OTHER LITIGATION - The Company and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the Company's results of operations or equity.

MAJESTIC SHIPPING

In December 1999, Majestic Shipping Corporation ("Majestic"), a wholly owned subsidiary of the Company, entered into an agreement with a Korean shipyard for the newbuilding of two 442,500 deadweight ton, ultra-large crude carrying ships ("ULCCs"). Majestic also has options for newbuilding of two additional ULCCs. Hellespont Shipping Corporation ("Hellespont"), a 49% owned subsidiary of Majestic, also entered into an agreement with another Korean shipyard for the newbuilding of four 303,000 deadweight ton, very-large crude carrying ships ("VLCCs"). In connection with Hellespont's contracts for newbuilding of four VLCCs, a subsidiary of the Company entered into time charter agreements for five year periods commencing upon the delivery of each VLCC. The Company has guaranteed performance by its subsidiary under the time charter agreements. Should Majestic exercise its options, the total cost of the eight ships is estimated to amount to approximately $700.0.

                                     43

Note 19. Business Segments -

Loews Corporation is a holding company. Its subsidiaries are engaged in the following lines of business: property, casualty and life insurance (CNA Financial Corporation, an 86.5% owned subsidiary); the production and sale of cigarettes (Lorillard, Inc., a wholly owned subsidiary); the operation of hotels (Loews Hotels Holding Corporation, a wholly owned subsidiary); the operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc., a 52% owned subsidiary); and the distribution and sale of watches and clocks (Bulova Corporation, a 97% owned subsidiary). Each operating entity is responsible for the operation of its specialized business and is headed by a chief executive officer having the duties and authority commensurate with that position.

CNA's insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA's services include risk management, information services, health care management, claims administration and employee leasing/payroll processing. CNA's products and services are marketed through agents, brokers, managing general agents and direct sales.

Lorillard's principal products are marketed under the brand names of Newport, Kent, True, Maverick and Old Gold with substantially all of its sales in the United States.

Loews Hotels owns and/or operates 14 hotels, 12 of which are in the United States and two are in Canada. There are also three properties in the United States under development with opening dates scheduled from 2000 to 2002.

Diamond Offshore's business primarily consists of operating 45 offshore drilling rigs that are chartered on a contract basis for fixed terms by companies engaged in exploration and production of hydrocarbons. Offshore rigs are mobile units that can be relocated based on market demand. As of December 31, 1999, 29 of these rigs were located in the Gulf of Mexico, 5 were located in Brazil and the remaining 11 were located in various foreign markets.

Bulova distributes and sells watches and clocks under the brand names of Bulova, Caravelle and Accutron with substantially all of its sales in the United States and Canada. All watches and clocks are purchased from foreign suppliers.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. In addition, CNA does not maintain a distinct investment portfolio for each of its insurance segments, and accordingly, allocation of assets to each segment is not performed. Therefore, investment income and investment gains (losses) are allocated based on each segment's carried insurance reserves, as adjusted.

                                     44

The following tables set forth the Company's consolidated revenues, income and assets by business segment:


Year Ended December 31                           1999        1998        1997
------------------------------------------------------------------------------

Revenues (a):

CNA Financial:
 Property and casualty                      $10,945.7   $11,320.7   $11,172.7
 Life                                         1,577.8     1,593.6     1,593.8
 Group (b)                                    3,747.3     3,935.2     4,113.0
 Other                                          132.1       312.4       319.8
------------------------------------------------------------------------------
Total CNA Financial                          16,402.9    17,161.9    17,199.3
Lorillard                                     4,064.5     2,865.1     2,416.8
Loews Hotels (c)                                351.9       242.1       222.5
Diamond Offshore                                846.9     1,244.9       977.5
Bulova                                          138.7       135.0       128.9
Corporate                                      (339.7)     (353.0)     (678.4)
------------------------------------------------------------------------------
Total                                       $21,465.2   $21,296.0   $20,266.6
==============================================================================

Income before taxes and minority interest and cumulative effect of changes in accounting principles (a) (e):

CNA Financial:
 Property and casualty                      $    69.0   $   399.7   $ 1,198.7
 Life                                           178.0       293.9       377.8
 Group                                          (10.1)      (37.9)       25.0
 Other                                         (236.2)     (305.2)     (233.1)
------------------------------------------------------------------------------
Total CNA Financial                                .7       350.5     1,368.4
Lorillard (d)                                 1,079.6       593.5       574.7
Loews Hotels (c)                                112.5        54.5        32.2
Diamond Offshore                                238.0       590.2       430.1
Bulova                                           20.8        18.6        15.3
Corporate                                      (507.4)     (529.9)     (827.5)
------------------------------------------------------------------------------
Total                                       $   944.2   $ 1,077.4   $ 1,593.2
==============================================================================

                                     45

Net income (a) (e):

CNA Financial:
 Property and casualty                      $    73.1   $   257.7   $   693.0
 Life                                            97.4       158.5       206.3
 Group                                           (1.5)      (16.2)       16.7
 Other                                         (125.8)     (165.3)     (105.8)
------------------------------------------------------------------------------
Total CNA Financial                              43.2       234.7       810.2
Lorillard (d)                                   651.9       351.8       363.1
Loews Hotels (c)                                 70.5        32.8        18.8
Diamond Offshore                                 72.7       181.1       130.9
Bulova                                           14.1        10.5         9.7
Corporate                                      (331.3)     (346.1)     (539.1)
------------------------------------------------------------------------------
                                                521.1       464.8       793.6
Cumulative effect of changes in accounting
 principles                                    (157.9)
------------------------------------------------------------------------------
Total                                       $   363.2   $   464.8   $   793.6
==============================================================================


                                     Investments           Receivables           Total Assets
                               -----------------------------------------------------------------
December 31                        1999       1998       1999       1998       1999       1998
------------------------------------------------------------------------------------------------

CNA Financial                  $35,559.5  $37,177.3  $13,132.8  $12,661.3  $61,244.8  $62,432.0
Lorillard                        1,301.0      558.5       54.9       41.8    2,208.7    1,296.1
Loews Hotels                       202.9       72.2       23.7       33.0      604.0      395.8
Diamond Offshore                   620.6      587.3      143.6      233.7    2,699.7    2,609.7
Bulova                              31.0       22.0       63.4       56.2      178.8      164.4
Corporate and eliminations       2,918.0    4,287.9      110.3       61.4    2,527.7    4,081.4
------------------------------------------------------------------------------------------------
Total                          $40,633.0  $42,705.2  $13,528.7  $13,087.4  $69,463.7  $70,979.4
================================================================================================

                                     46

(a) Investment gains (losses) included in Revenues, Pre-tax income and Net income are as follows:



Year Ended December 31                               1999      1998      1997
------------------------------------------------------------------------------

Revenues and pre-tax income:

CNA Financial:
 Property and casualty                            $ 257.2   $ 474.7   $ 524.7
 Life                                               (37.9)    130.9     190.8
 Group                                                6.0      45.3      43.0
 Other                                               89.3      30.4     (20.5)
------------------------------------------------------------------------------
Total CNA Financial                                 314.6     681.3     738.0
Corporate and other                                (472.8)   (545.6)   (866.2)
------------------------------------------------------------------------------
                                                  $(158.2)  $ 135.7   $(128.2)
==============================================================================

Net income:

CNA Financial:
 Property and casualty                            $ 143.3   $ 256.2   $ 287.6
 Life                                               (26.3)     69.5     104.2
 Group                                                3.3      24.7      23.4
 Other                                               43.8      16.7     (12.1)
------------------------------------------------------------------------------
Total CNA Financial                                 164.1     367.1     403.1
Corporate and other                                (300.7)   (354.6)   (563.0)
------------------------------------------------------------------------------
                                                  $(136.6)  $  12.5   $(159.9)
==============================================================================

(b) Includes $2,100.0, $2,000.0 and $2,100.0 under contracts covering U.S. government employees and their dependents for the respective periods.
(c) Includes gains from the sale of hotel properties of $85.1 and $14.7 ($52.0 and $8.4 after taxes) for the years ended December 31, 1999 and 1998, respectively.
(d) Includes pre-tax charges related to the settlements of tobacco litigation of $1,065.8, $579.0 and $198.8 ($637.3, $346.5 and $122.0 after taxes) for the years ended December 31, 1999, 1998 and 1997, respectively.
(e) Income taxes and interest expenses are as follows:


                             Income Interest Income   Interest Income Interest
                             Taxes  Expense  Taxes    Expense  Taxes  Expense
                           ---------------------------------------------------
Year Ended December 31           1999              1998             1997
------------------------------------------------------------------------------

CNA Financial:
 Property and casualty     $ (44.3)  $ 13.4  $  70.1  $ 15.0  $ 341.7
 Life                         64.1      3.3    106.8    14.3    133.2
 Group                        (8.3)      .2    (18.8)             5.2
 Other                       (95.5)   184.8   (111.1)  189.7    (88.0) $198.0
------------------------------------------------------------------------------
Total CNA Financial          (84.0)   201.7     47.0   219.0    392.1   198.0
Lorillard                    427.7     14.9    241.7     1.4    211.6      .9
Loews Hotels                  42.0      2.2     21.7     3.3     13.4     3.6
Diamond Offshore              89.8      9.2    220.2    14.5    161.3    10.3
Bulova                         6.1               7.7      .1      5.3      .1
Corporate                   (176.1)   126.3   (183.8)  130.9   (288.4)  110.5
------------------------------------------------------------------------------
Total                      $ 305.5   $354.3  $ 354.5  $369.2  $ 495.3  $323.4
==============================================================================

                                     47